Exhibit 99.3

Financial Statements and supplementary data set forth in this Exhibit 99.3 has been revised from the financial statements and supplementary data included in Item 8 to Global Crossing Limited Annual Report on Form 10-K for the year ended December 31, 2008 to reflect the retroactive application of our adoption of Financial Accounting Standards Board (“FASB”) Staff Position No. APB 14-1 (“FSP APB No. 14-1”), “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”.

ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Global Crossing Limited

We have audited the accompanying consolidated balance sheets of Global Crossing Limited and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity (deficit), cash flows, and comprehensive loss for each of the three years in the period ended December 31, 2008. Our audits also included the financial statement schedule listed in the index at Item 15. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Global Crossing Limited and subsidiaries at December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, in 2007 the Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109.”

As discussed in Note 2 to the consolidated financial statements, in 2009 the accompanying consolidated financial statements have been retrospectively adjusted for the adoption of FASB Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement).”

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Global Crossing Limited’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 2, 2009 expressed an unqualified opinion thereon.

/s/    ERNST & YOUNG LLP

Iselin, New Jersey

March 2, 2009,

except for changes as described in Note 2, with regard to the adoption of FASB Staff Position APB 14-1,

as to which the date is May 5, 2009

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in millions, except share and per share information)

	December 31, 2008	December 31, 2007
	(as adjusted)	(as adjusted)

ASSETS:
Current assets:
Cash and cash equivalents	$360	$397
Restricted cash and cash equivalents—current portion	7	18
Accounts receivable, net of allowances of $58 and $52	336	345
Prepaid costs and other current assets	103	121

Total current assets	806	881

Restricted cash and cash equivalents—long term	11	35
Property and equipment, net of accumulated depreciation of $851 and $664	1,300	1,467
Intangible assets, net (including goodwill of $147 and $158)	172	193
Other assets	60	90

Total assets	$2,349	$2,666

LIABILITIES:
Current liabilities:
Accounts payable	$329	$286
Accrued cost of access	92	107
Short term debt and current portion of long term debt	26	26
Accrued restructuring costs—current portion	13	17
Deferred revenue—current portion	138	164
Other current liabilities	361	395

Total current liabilities	959	995

Long term debt	1,127	1,220
Obligations under capital leases	93	123
Deferred revenue	308	262
Accrued restructuring costs	14	20
Other deferred liabilities	94	81

Total liabilities	2,595	2,701

SHAREHOLDERS’ DEFICIT:
Common stock, 110,000,000 shares authorized, $.01 par value, 56,696,312 and 54,552,045 shares issued and outstanding as of December 31, 2008 and 2007, respectively	1	1
Preferred stock with controlling shareholder, 45,000,000 shares authorized, $.10 par value, 18,000,000 shares issued and outstanding as of December 31, 2008 and 2007, respectively	2	2
Additional paid-in capital	1,399	1,345
Accumulated other comprehensive loss	(23)	(42)
Accumulated deficit	(1,625)	(1,341)

Total shareholders’ deficit	(246)	(35)

Total liabilities and shareholders’ deficit	$2,349	$2,666

The accompanying notes are an integral part of these consolidated financial statements.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except share and per share information)

	Year Ended December 31,
	2008	2007	2006
	(as adjusted)	(as adjusted)	(as adjusted)
Revenue	$2,592	$2,261	$1,871
Cost of revenue (excluding depreciation and amortization, shown separately below):
Cost of access	(1,211)	(1,146)	(1,120)
Real estate, network and operations	(406)	(385)	(303)
Third party maintenance	(107)	(103)	(90)
Cost of equipment sales	(94)	(88)	(65)

Total cost of revenue	(1,818)	(1,722)	(1,578)
Selling, general and administrative	(501)	(416)	(342)
Depreciation and amortization	(326)	(264)	(163)

Total operating expenses	(2,645)	(2,402)	(2,083)

Operating loss	(53)	(141)	(212)
Other income (expense):
Interest income	10	21	17
Interest expense	(176)	(177)	(110)
Other income (expense), net	(26)	15	12

Loss before pre-confirmation contingencies and provision for income taxes	(245)	(282)	(293)
Net gain on pre-confirmation contingencies	10	33	32

Loss before provision for income taxes	(235)	(249)	(261)
Provision for income taxes	(49)	(63)	(67)

Net loss	(284)	(312)	(328)
Preferred stock dividends	(4)	(4)	(3)

Loss applicable to common shareholders	$(288)	$(316)	$(331)

Loss per common share, basic and diluted:
Loss applicable to common shareholders	$(5.16)	$(7.44)	$(10.62)

Weighted average number of common shares	55,771,867	42,461,853	31,153,152

The accompanying notes are an integral part of these consolidated financial statements.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

(in millions, except share information)

	Common Stock		Preferred Stock		Other Shareholders’ Equity (Deficit)		Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)
Balance at December 31, 2005	22,586,703	$—	18,000,000	$2	$534	$(8)	$(701)	$(173)
Realization of pre-emergence valuation allowances	—	—	—	—	66	—	—	66
Issuance of common stock shares in offering	12,000,000	—	—	—	232	—	—	232
Issuance of common stock from exercise of stock options	466,431	—	—	—	5	—	—	5
Issuance of common stock from vested stock units	1,556,102	—	—	—	(1)	—	—	(1)
Preferred stock dividends ($0.22 per preferred share)	—	—	—	—	(3)	—	—	(3)
Foreign currency translation adjustment	—	—	—	—	—	(1)	—	(1)
Stock compensation expense of awards classified as equity	—	—	—	—	24	—	—	24
Unrealized derivative loss on cash flow hedge	—	—	—	—	—	(8)	—	(8)
Change in pension liability	—	—	—	—	—	(12)	—	(12)
Adjustment due to adoption of FSP APB No. 14-1	—	—	—	—	38	—	—	38
Net loss	—	—	—	—	—	—	(328)	(328)

Balance at December 31, 2006	36,609,236	$—	18,000,000	$2	$895	$(29)	$(1,029)	$(161)
Realization of pre-emergence valuation allowances	—	—	—	—	41	—	—	41
Issuance of common stock from exercise of stock options	351,447	—	—	—	4	—	—	4
Issuance of common stock from vested stock units	1,012,076	—	—	—	(1)	—	—	(1)
Preferred stock dividends ($0.22 per preferred share)	—	—	—	—	(4)	—	—	(4)
Foreign currency translation adjustment	—	—	—	—	—	(17)	—	(17)
Stock compensation expense of awards classified as equity	—	—	—	—	51	—	—	51
Conversion of debt with controlling shareholder to equity	16,579,286	1	—	—	359	—	—	360
Change in pension liability	—	—	—	—	—	4	—	4
Net loss	—	—	—	—	—	—	(312)	(312)

Balance at December 31, 2007	54,552,045	$1	18,000,000	$2	$1,345	$(42)	$(1,341)	$(35)
Realization of pre-emergence valuation allowances	—	—	—	—	30	—	—	30
Issuance of common stock from exercise of stock options	123,071	—	—	—	1	—	—	1
Issuance of common stock from vested stock units	2,210,508	—	—	—	1	—	—	1
Common stock withheld for employee taxes from vested stock units	(189,312)	—	—	—	(3)	—	—	(3)
Preferred stock dividends ($0.22 per preferred share)	—	—	—	—	(4)	—	—	(4)
Foreign currency translation adjustment	—	—	—	—	—	21	—	21
Stock compensation expense of awards classified as equity	—	—	—	—	29	—	—	29
Unrealized derivative gain on cash flow hedge	—	—	—	—	—	9	—	9
Change in pension liability	—	—	—	—	—	(11)	—	(11)
Net loss	—	—	—	—	—	—	(284)	(284)

Balance at December 31, 2008	56,696,312	$1	18,000,000	$2	$1,399	$(23)	$(1,625)	$(246)

The accompanying notes are an integral part of these consolidated financial statements.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Year Ended December 31,
	2008	2007	2006
	(as adjusted)	(as adjusted)	(as adjusted)
Cash flows provided by (used in) operating activities:
Net loss	$(284)	$(312)	$(328)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss/(gain) on sale of property and equipment	(4)	1	2
Loss/(gain) on sale of marketable securities	2	—	(1)
Non-cash income tax provision	35	45	45
Deferred income tax	(1)	9	21
Non-cash stock compensation expense	55	51	24
Non-cash inducement charge for conversion of debt	—	30	—
Gain on settlement of contracts due to Fibernet acquisition	—	—	(16)
Gain on settlement of contracts due to Impsat acquisition	—	(27)	—
Depreciation and amortization	326	264	163
Provision for doubtful accounts	6	6	3
Amortization of prior period IRUs	(15)	(12)	(7)
Deferred reorganization costs	(3)	(3)	(3)
Gain on pre-confirmation contingencies	(10)	(33)	(32)
Change in long term deferred revenue	83	102	24
Change in operating working capital	(32)	(53)	35
Other	45	(84)	—

Net cash provided by (used in) operating activities	203	(16)	(70)

Cash flows provided by (used in) investing activities:
Purchases of property and equipment	(192)	(214)	(99)
Purchases of marketable securities	(11)	—	(20)
Fibernet acquisition, net of cash acquired	—	—	(79)
Impsat acquisition, net of cash acquired	—	(76)	—
Proceeds from sale of property and equipment	10	—	—
Proceeds from sale of marketable securities	16	7	4
Proceeds from sale of equity interest in holding companies	—	—	19
Change in restricted cash and cash equivalents	31	(47)	18

Net cash used in investing activities	(146)	(330)	(157)

Cash flows provided by (used in) financing activities:
Proceeds from long term debt	5	597	255
Proceeds from issuance of common stock	—	—	240
Repayment of capital lease obligations	(59)	(43)	(19)
Proceeds from short term debt	5	—	6
Repayment of long term debt (including current portion)	(24)	(251)	(8)
Finance costs incurred	—	(24)	(24)
Proceeds from exercise of stock options	1	4	5
Payment of employee taxes on share-based compensation	(3)	—	—

Net cash provided by (used in) financing activities	(75)	283	455

Effect of exchange rate changes on cash and cash equivalents	(19)	1	7

Net increase (decrease) in cash and cash equivalents	(37)	(62)	235
Cash and cash equivalents, beginning of year	397	459	224

Cash and cash equivalents, end of year	$360	$397	$459

The accompanying notes are an integral part of these consolidated financial statements.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in millions)

	Year Ended December 31,
	2008	2007	2006
	(as adjusted)	(as adjusted)	(as adjusted)
Net loss	$(284)	$(312)	$(328)
Foreign currency translation adjustment	21	(17)	(1)
Unrealized derivative gain (loss) on cash flow hedges	9	—	(8)
Change in pension liability	(11)	4	—

Comprehensive loss	$(265)	$(325)	$(337)

The accompanying notes are an integral part of these consolidated financial statements.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

1. BACKGROUND AND ORGANIZATION

Global Crossing Limited or “GCL” was formed as an exempt company with limited liability under the laws of Bermuda in 2003. GCL is the successor to Global Crossing Ltd., a company organized under the laws of Bermuda in 1997 (“Old GCL”), which, together with a number of its subsidiaries (collectively, the “GC Debtors”) emerged from reorganization proceedings on December 9, 2003 (the “Effective Date”) as a result of the consummation of the transactions contemplated by the Joint Plan of Reorganization of the GC Debtors, as amended (the “Plan of Reorganization”), pursuant to chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”).

Global Crossing Limited (“GCL”) and its subsidiaries (collectively, the “Company”) are a global communications service provider, serving many of the world’s largest corporations and many other telecommunications carriers, providing a full range of Internet Protocol (“IP”) and managed data and voice products and services. The Company’s network delivers services to more than 690 cities in more than 60 countries and six continents around the world. The Company operates as an integrated global services provider with operations in North America, Europe, Latin America and a portion of Asia/Pacific region, providing services that support a migration path to a fully converged IP environment. The vast majority of the Company’s revenue is generated from monthly services. As a result of the May 9, 2007 acquisition of Impsat Fiber Networks, Inc. and its subsidiaries (collectively, “Impsat”) (see Note 4) and the establishment of a business unit management structure, the Company now reports financial results based on three separate operating segments: (i) Global Crossing (UK) Telecommunications Ltd (“GCUK”) and its subsidiaries (collectively, the “GCUK Segment”); (ii) GC Impsat Holdings I Plc (“GC Impsat”) and its subsidiaries (collectively, the “GC Impsat Segment”); and (iii) GCL and its other subsidiaries (collectively, the “Rest of World Segment” or “ROW Segment”) (see Note 23).

2. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

A summary of the basis of presentation and the significant accounting policies followed in the preparation of these consolidated financial statements is as follows:

Basis of Presentation and Use of Estimates

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). These consolidated financial statements include the accounts of GCL and its subsidiaries over which it exercises control. In the opinion of management, the accompanying consolidated financial statements reflect all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the Company’s results as of and for the years ended December 31, 2008, 2007 and 2006.

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements, the disclosure of contingent assets and liabilities in the consolidated financial statements and the accompanying notes, and the reported amounts of revenue and expenses and cash flows during the periods presented. Actual amounts and results could differ from those estimates. The estimates the Company makes are based on historical factors, current circumstances and the experience and judgment of the Company’s management. The Company evaluates its assumptions and estimates on an ongoing basis and may employ outside experts to assist in the Company’s evaluations.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

Principles of Consolidation

The consolidated financial statements include the accounts of GCL and its wholly-owned subsidiaries. Under U.S. GAAP, consolidation is generally required for investments of more than 50% of the outstanding voting stock of an investee, except when control is not held by the majority owner. All significant intercompany accounts and transactions have been eliminated in consolidation.

Reclassifications

Certain amounts in prior period consolidated financial statements and accompanying footnotes have been reclassified to conform to the current year presentation, such as the movement of certain subsidiaries from the ROW Segment to the GC Impsat Segment.

Revenue Recognition

Services

Revenue derived from telecommunication and maintenance services, including sales of capacity under operating-type leases, are recognized as services are provided. Non-refundable payments received from customers on billings made before the relevant criteria for revenue recognition are satisfied are included in deferred revenue in the accompanying consolidated balance sheets.

Operating Leases

The Company offers customers flexible bandwidth products to multiple destinations for stipulated periods of time and many of the Company’s contracts for subsea circuits are entered into as part of a service offering. Consequently, the Company defers revenue related to those circuits and amortizes the revenue over the appropriate term of the contract. Accordingly, the Company treats non-refundable cash received prior to the completion of the earnings process as deferred revenue in the accompanying consolidated balance sheets.

Telecom Installation Revenue and Costs

In accordance with SEC Staff Accounting Bulletin 101, “Revenue Recognition in Financial Statements” (“SAB No. 101”), as amended by SEC Staff Accounting Bulletin 104, “Revenue Recognition” (“SAB No. 104”), the Company generally amortizes revenue related to installation services on a straight-line basis over the average contracted customer relationship (generally 24 months). In situations where the contracted period is significantly longer than the average, the actual contract term is used.

The Company capitalizes installation costs incurred for new facilities and connections from the Global Crossing network to networks of other carriers in order to provision customer orders. The costs are capitalized to deferred installation costs (current portion and long-term portions—see Note 7) and amortized using the straight-line method into depreciation and amortization over the average contracted relationship (generally 24 months). In situations where the contracted period is significantly longer, the actual contract term is used.

Gross vs. Net Revenue Recognition

The Company follows the guidance of Emerging Issues Task Force (“EITF”) No. 99-19 “Recording Revenue Gross as a Principal versus Net as an Agent” (“EITF No. 99-19”), in its presentation of revenue and

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

costs of revenue. This guidance requires the Company to assess whether it acts as a principal in the transaction or as an agent acting on behalf of others. Where the Company is the principal in the transaction and has the risks and rewards of ownership, the transactions are recorded gross in the consolidated statements of operations. If the Company does not act as a principal in the transaction, the transactions are recorded on a net basis in the consolidated statement of operations.

In June 2006, the EITF ratified the consensus on EITF Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement” (“EITF No. 06-3”). EITF No. 06-3 requires that companies disclose their accounting policy regarding the gross or net presentation of certain taxes. Taxes within the scope of EITF No. 06-3 are any tax assessed by a governmental authority that is directly imposed on a revenue-producing transaction between a seller and a customer and may include, but are not limited to, sales, use, value-added and some excise taxes. In addition, if such taxes are significant, and are presented on a gross basis, the amounts of those taxes should be disclosed. EITF No. 06-3 was effective as of the quarterly reporting period ending March 31, 2007. There was no impact on our financial position and results of operations. The Company’s policy is generally to record taxes within the scope of EITF No. 06-3 on a net basis.

Arrangements with Multiple Elements

The Company follows the guidance of EITF No. 00-21, “Revenue Arrangements with Multiple Deliverables” (“EITF No. 00-21”) in its presentation of revenue and costs of revenue. Pursuant to EITF No. 00-21, revenues from contracts with multiple-element arrangements are recognized as the revenue for each unit of accounting is earned based on the relative fair value of each unit of accounting as determined by internal or third-party analyses of market based prices. A delivered element is considered a separate unit of accounting if it has value to the customer on a standalone basis, there is objective and reliable evidence of the fair value of undelivered elements in the arrangement, and delivery or performance of undelivered elements is considered probable and substantially under our control. Revenue is generally recognized when services are performed provided that all other revenue recognition criteria are met.

Operating Expenses

Cost of Access

The Company’s cost of access primarily comprises charges for leased lines for dedicated facilities and usage-based voice charges paid to local exchange carriers and interexchange carriers to originate and/or terminate switched voice traffic. The Company’s policy is to record access expense as services are provided by vendors.

The recognition of cost of access expense during any reported period involves the use of significant management estimates and requires reliance on non-financial systems given that bills from access vendors are generally received significantly in arrears of service being provided. Switched voice traffic costs are accrued based on the minutes recorded by the Company’s switches, multiplied by the estimated rates for those minutes for that month. Leased line access costs are estimated based on the number of circuits and the average circuit cost, according to the Company’s leased line inventory system, adjusted for contracted rate changes. Upon final receipt of invoices, the estimated costs are adjusted to reflect actual expenses incurred.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

Disputes

The Company performs monthly bill verification procedures to identify errors in vendors’ billing processes. The bill verification procedures include the examination of bills, comparing billed rates with rates used by the cost of access expense estimation systems during the cost of access monthly close process, evaluating the trend of invoiced amounts by vendors, and reviewing the types of charges being assessed. If the Company believes that it has been billed inaccurately, it will dispute the charge with the vendor and begin resolution procedures. The Company records a charge to the cost of access expense and a corresponding increase to the access accrual based on the last eighteen months of historical loss rates for the particular type of dispute. If the Company ultimately reaches an agreement with an access vendor to settle a disputed amount which is different than the corresponding accrual, the Company recognizes the difference in the period in which the settlement is reached as an adjustment to cost of access expense.

Operating Leases

The Company maintains commitments for office and equipment space, automobiles, equipment rentals, network capacity contracts and other leases, under various non-cancelable operating leases. The lease agreements, which expire at various dates into the future, are subject, in many cases, to renewal options and provide for the payment of taxes, utilities and maintenance. Certain lease agreements contain escalation clauses over the term of the lease related to scheduled rent increases resulting from the pass through of increases in operating costs, property taxes and the effect on costs from changes in consumer price indices. In accordance with SFAS No. 13, “Accounting for Leases” (“SFAS No. 13”) the Company recognizes rent expense on a straight-line basis and records a liability representing the rent expensed but not invoiced in other deferred liabilities. Any leasehold improvements related to operating leases are amortized over the lesser of their economic lives or the remaining lease term. Rent-free periods and other incentives granted under certain leases are charged to rent expense on a straight-line basis over the related terms of such leases.

See Note 21 for the Company’s estimated future minimum lease payments and rental expense on operating leases.

Cash and Cash Equivalents, Restricted Cash and Cash Equivalents (Current and Long-Term)

The Company considers cash in banks and short-term highly liquid investments with an original maturity of three months or less to be cash and cash equivalents. Cash and cash equivalents and restricted cash and cash equivalents are stated at cost, which approximates fair value. Restricted cash balances are comprised of various rental guarantees, performance bonds, collateralized letters of credit and debt service account (see Note 12).

Allowance for Doubtful Accounts and Sales Credits

The Company provides allowances for doubtful accounts and sales credits. Allowances for doubtful accounts are charged to selling, general, and administrative expenses, while allowances for sales credits are charged to revenue. The adequacy of the reserves is evaluated monthly by the Company utilizing several factors including the length of time the receivables are past due, changes in the customer’s credit worthiness, the customer’s payment history, the length of the customer’s relationship with the Company, the current economic climate, and current industry trends. A specific reserve requirement review is performed on customer accounts with larger aged balances. A general reserve requirement is performed on accounts not already included under the specific reserve requirement utilizing past loss experience and the factors previously mentioned. Service level

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

requirements are assessed to determine sales credit requirements where necessary. Changes in the financial viability of significant customers and worsening of economic conditions may require changes to its estimate of the recoverability of the receivables. Such changes in estimates are recorded in the period in which these changes become known.

Property and Equipment, net

Property and equipment, net, which includes amounts under capitalized leases, were stated at their estimated fair values as of the Effective Date as determined by the Company’s reorganization value. The Company determined the fair value of its property and equipment as of the Effective Date by using a replacement cost approach and, in the limited circumstances described below, a market approach. Under the replacement cost approach, fair value was determined by examining an asset’s replacement cost and adjusting for loss in value due to physical depreciation and economic and functional obsolescence. The replacement cost estimates were based on vendor pricing, inclusive of discounts, available to the Company at the Effective Date for technology available at the time, and were not based on prices that may have been available through equipment purchases from financially distressed communications companies. For assets where actual vendor pricing information as of the Effective Date was not available to the Company, the market approach was used. Under the market approach, fair value was determined by comparing recent sales of similar assets and adjusting for factors such as physical differences, age, and economic and functional obsolescence. The estimates were based on market comparables obtained from various sources, including discussions with equipment brokers and dealers.

Purchases of property and equipment, net, including amounts under capital leases, subsequent to the Effective Date are stated at cost, net of depreciation and amortization. Major enhancements are capitalized, while expenditures for repairs and maintenance are expensed when incurred. Costs incurred prior to the capital project’s completion are reflected as construction in progress, which is included in property and equipment and is depreciated starting on the date the project is complete. Direct internal costs of constructing or installing property and equipment are capitalized.

Depreciation is provided on a straight-line basis over the estimated useful lives of the assets, with the exception of leasehold improvements and assets acquired through capital leases, which are depreciated over the lesser of the estimated useful lives or the term of the lease.

Estimated useful lives of the Company’s property and equipment are as follows as of December 31, 2008:

Buildings	10-40 years
Leasehold improvements	Lesser of 20 years or remaining lease term
Furniture, fixtures and equipment	3-7 years
Transmission equipment	3-25 years

When property or equipment is retired or otherwise disposed of, the cost and accumulated depreciation is relieved from the accounts, and resulting gains or losses are reflected in other income (expense), net.

In accordance with SFAS No. 144, the Company periodically evaluates the recoverability of its long-lived assets and evaluates such assets for impairment whenever events or circumstances indicate that the carrying amount of such assets (or group of assets) may not be recoverable. Impairment is determined to exist if the

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

estimated future undiscounted cash flows are less than the carrying value of such asset. The amount of any impairment then recognized would be calculated as the difference between the fair value and the carrying value of the asset. As a result of continued operating losses and negative cash flows during 2008, management performed a recoverability test of the Company’s long-lived assets as of December 31, 2008. The results of the test indicate that no impairment of the Company’s long-lived assets exists.

Internally Developed Software

The Company capitalizes the cost of internal-use software which has a useful life in excess of one year in accordance with Statement of Position No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” Subsequent additions, modifications or upgrades to internal-use software are capitalized only to the extent that they allow the software to perform a task it previously did not perform. Capitalized costs are included in property and equipment in the consolidated balance sheet. Software maintenance and training costs are expensed in the period in which they are incurred. Capitalized computer software costs are amortized using the straight-line method over a 3 year period (see Note 8).

Intangibles

Intangibles consist primarily of customer contracts, customer relationships and internally developed software and goodwill primarily attributable to the assembled work force related to the 2006 and 2007 acquisitions of Fibernet Group Plc (“Fibernet”) and Impsat, respectively. The fair values attributable to the identified intangibles as of the acquisition dates were based on a number of significant assumptions as determined by the Company. Identifiable intangible assets with finite lives will be amortized using the straight-line method over their applicable estimated useful lives (see Note 9). Goodwill and intangibles with indefinite lives are not amortized in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”) but are reviewed for impairment at least annually (beginning with the first anniversary of the acquisition date). The Company performed annual impairment reviews for the Fibernet and Impsat acquisitions during the year ended December 31, 2008. The results of the reviews indicate that no impairment exists.

Deferred Financing Costs

Costs incurred to obtain financing through the issuance of debt and other financing agreements (see Note 12) have been reflected as an asset included in “other assets” in the accompanying December 31, 2008 and 2007 consolidated balance sheets. Debt financing costs are amortized to interest expense over the lesser of the term or the expected payment date of the debt obligation using the effective interest rate method.

Restructuring

The Company initiated restructuring programs commencing in August 2001, October 2004, October 2006 and May 2007, which have continued through December 31, 2008. The components of the restructuring liability represent direct costs of exiting lease commitments for certain real estate facility locations and employee termination costs, along with certain other costs associated with approved restructuring plans (see Note 3 for further information on the Company’s restructuring plans). The restructuring programs initiated commencing in August 2001 were recorded in accordance with EITF No. 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)” (“EITF No. 94-3”) through January 1, 2003, when the Company adopted the provisions of SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS No. 146”), which requires that costs,

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

including severance costs, associated with exit or disposal activities be recorded at their fair value when a liability has been incurred. Under EITF No. 94-3, certain exit costs, including severance costs, were accrued upon management’s commitment to an exit plan, which is generally before the exit activity has occurred. The Company has applied the provisions of SFAS No. 146 to all restructuring programs initiated after December 31, 2002, except for those programs related to business acquisitions (see Note 4). Restructuring programs related to business acquisitions are recorded in accordance with EITF No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination,” which requires costs associated with exit or disposal activities of the acquired company to be recognized as an acquired liability included in the allocation of acquisition cost. Adjustments for changes in assumptions are recorded in the period such changes become known. Changes in assumptions, especially as they relate to contractual lease commitments and related anticipated third-party sub-lease payments, could have a material effect on the restructuring liabilities.

Derivative Instruments

The Company follows SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”), as amended, which requires that all derivatives be measured at fair value and recognized as either assets or liabilities in the Company’s consolidated balance sheets. Changes in fair value of derivative instruments that do not qualify as hedges and/or any ineffective portion of hedges are recognized as a gain or loss in the Company’s consolidated statement of operations in the current period. Changes in the fair values of the derivative instruments used effectively as fair value hedges are recognized in income (loss), along with the change in the value of the hedged item. Changes in the fair value of the effective portions of cash flow hedges are reported in other comprehensive income (loss) and recognized in income (loss) when the hedged item is recognized in income (loss).

For the years ended December 31, 2008, 2007 and 2006, hedge ineffectiveness was not material to our results of operations.

Fair Value of Financial Instruments

The Company does not enter into financial instruments for trading or speculative purposes. The carrying amounts of financial instruments classified as current assets and liabilities, other than marketable securities, approximate their fair value due to their short maturities. The fair value of marketable securities, short-term investments, debt, including short-term and long-term portions and derivative instruments are based on market quotes, current interest rates, or management estimates, as appropriate (see Notes 5 and 20).

Asset Retirement Obligations

The Company follows SFAS No. 143 “Accounting for Asset Retirement Obligations” (“SFAS No. 143”). SFAS No. 143 recognizes the fair value of a liability for an asset retirement obligation in the period in which it is incurred when a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset, characterized as leasehold improvements, and depreciated over the lesser of 20 years or the remaining lease term.

Income Taxes

The provision for income taxes, income taxes payable and deferred income taxes are determined using the liability method. Deferred tax assets and liabilities are determined based on differences between the financial

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

reporting and tax basis of assets and liabilities and are measured by applying enacted tax rates and laws to taxable years in which such differences are expected to reverse. A valuation allowance is provided when the Company determines that it is more likely than not that a portion of the deferred tax asset balance will not be realized.

The Company adopted the provisions of the Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes: an interpretation of FASB Statement No. 109” (“FIN 48”), on January 1, 2007. This interpretation states that an “enterprise shall initially recognize the financial statement effects of a tax position where it is more likely than not, based on the technical merits, that the position will be sustained upon examination.” “More likely than not” is defined as a likelihood of greater than 50% based on the facts, circumstances and information available at the reporting date. The cumulative effect of applying FIN 48 is to be reported as an adjustment to the beginning balance of accumulated deficit. There was no impact to the Company’s January 1, 2007 balance of accumulated deficit upon adoption (see Note 15).

The Company’s reorganization has resulted in a significantly modified capital structure as a result of applying fresh-start accounting in accordance with AICPA Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code”, (“SOP 90-7”) on the Effective Date. Fresh-start accounting has important consequences on the accounting for the realization of valuation allowances, related to net deferred tax assets that existed on the Effective Date but which arose in pre-emergence periods. Specifically, fresh start accounting requires the reversal of such allowances to be recorded as a reduction of intangible assets established on the Effective Date until exhausted, and thereafter as additional paid in capital (see Note 15). This treatment does not result in any change in liabilities to taxing authorities or in cash flows.

At each period end, it is necessary for the Company to make certain estimates and assumptions to compute the provision for income taxes including allocations of certain transactions to different tax jurisdictions, amounts of permanent and temporary differences, the likelihood of deferred tax assets being recovered and the outcome of contingent tax risks. These estimates and assumptions are revised as new events occur, more experience is acquired and additional information is obtained. The impact of these revisions is recorded in income tax expense or benefit in the period in which they become known.

Foreign Currency Translation and Transactions

For transactions that are in a currency other than the entity’s functional currency, translation adjustments are recorded in the accompanying consolidated statements of operations. For those subsidiaries not using the U.S. dollar as their functional currency, assets and liabilities are translated at exchange rates in effect at the balance sheet date and income and expense transactions are translated at average exchange rates during the period. Resulting translation adjustments are recorded directly to a separate component of shareholders’ deficit and are reflected in the accompanying consolidated statements of comprehensive loss.

The Company’s foreign exchange transaction gains (losses) included in “other income (expense), net” in the consolidated statements of operations for the years ended December 31, 2008, 2007 and 2006 were $(30), $28, and $(6), respectively.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

Loss Per Common Share

Basic loss per common share (“EPS”) is computed as loss applicable to common shareholders divided by the weighted-average number of common shares outstanding for the period. Loss applicable to common shareholders includes preferred stock dividends for the years ended December 31, 2008, 2007 and 2006 respectively (see Note 17).

Stock-Based Compensation

The Company follows SFAS No. 123R, “Share Based Payment,” (“SFAS No. 123R”) to account for stock-based compensation. SFAS No. 123R requires all share-based awards granted to employees to be recognized as compensation expense over the service period (generally the vesting period) in the consolidated financial statements based on their fair values.

Certain stock-based awards have graded vesting (i.e. portions of the award vest at different dates during the vesting period). The fair value of the awards is determined using a single expected life for the entire award (the average expected life for the awards that vest on different dates). The Company recognizes the related compensation cost of such awards on a straight-line basis; provided that the amount amortized at any given date may be no less than the portion of the award vested as of such date.

See Note 18 for a description of stock-based compensation plans.

Concentration of Credit Risk

The Company has some concentration of credit risk among its customer base. The Company’s trade receivables, which are unsecured, are geographically dispersed and include customers both large and small and in numerous industries. Trade receivables from the carrier sales channels are generated from sales of services to other carriers in the telecommunications industry. At December 31, 2008 and 2007, the Company’s trade receivables related to the carrier sales channel represented approximately 46% and 43%, respectively, of the Company’s consolidated receivables. Also as of December 31, 2008 and 2007, the Company’s receivables due from various agencies of the U.K. Government together represented approximately 6% and 14%, respectively, of consolidated receivables. The Company performs ongoing credit evaluations of its larger customers’ financial condition. The Company maintains a reserve for potential credit losses, based on the credit risk applicable to particular customers, historical trends and other relevant information. As of December 31, 2008 and 2007, no one customer accounted for more than 3% or 5%, respectively, of consolidated accounts receivable, net.

Currency Risk

Certain of the Company’s current and prospective customers derive their revenue in currencies other than U.S. dollars but are invoiced by the Company in U.S. dollars. The obligations of customers with revenue in foreign currencies may be subject to unpredictable and indeterminate increases in the event that such currencies depreciate in value relative to the U.S. dollar. Furthermore, such customers may become subject to exchange control regulations restricting the conversion of their revenue currencies into U.S. dollars. In either event, the affected customers may not be able to pay the Company in U.S. dollars. In addition, where the Company issues invoices for its services in currencies other than U.S. dollars, the Company’s operating results may suffer due to currency translations in the event that such currencies depreciate relative to the U.S. dollar and the Company

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

cannot or does not elect to enter into currency hedging arrangements in respect of those payment obligations. Declines in the value of foreign currencies relative to the U.S. dollar could adversely affect the Company’s ability to market its services to customers whose revenue is denominated in those currencies.

Certain Latin American economies have experienced shortages in foreign currency reserves and have adopted restrictions on the ability to expatriate local earnings and convert local currencies into U.S. dollars. Any such shortages or restrictions may limit or impede the Company’s ability to transfer or to convert such currencies into U.S. dollars and to expatriate such funds for the purpose of making timely payments of interest and principal on the Company’s indebtedness. These restrictions have a significantly greater impact on the Company and the Company’s ability to service its debt as a result of the Impsat acquisition. In addition, currency devaluations in one country may have adverse effects in another country. For example, in 2001 and 2002, Argentina imposed exchange controls and transfer restrictions substantially limiting the ability of companies to make payments abroad. While these restrictions have been substantially eased, Argentina may tighten exchange controls or transfer restrictions in the future to prevent capital flight, counter a significant depreciation of the peso or address other unforeseen circumstances.

In Venezuela, the official bolivares-U.S. dollar exchange rate established by the Venezuelan Central Bank and the Venezuelan Ministry of Finance attributes to the bolivar a value that is significantly greater than the value prevailing on the parallel market. The official rate is the rate used for recording the assets, liabilities and transactions for our Venezuelan subsidiary. Moreover, the conversion of bolivares into foreign currencies is limited by the current exchange control regime. Accordingly, the acquisition of foreign currency by Venezuelan companies to honor foreign debt, pay dividends or otherwise expatriate capital is subject to registration and subject to a process of application and approval by the Comisión de Administración de Divisas and to the availability of foreign currency within the guidelines set forth by the National Executive Power for the allocation of foreign currency. Such approvals have become less forthcoming over time, resulting in a significant buildup of excess cash in the Company’s Venezuelan subsidiaries and a significant increase in the Company’s exchange rate and exchange control risks. As of December 31, 2008 and 2007, approximately $33 and $25, respectively of the Company’s cash and cash equivalents were held in Venezuelan bolivars.

Pension Benefits

The Company follows SFAS No.158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS No. 158”) to account for its defined benefit pension plans. The Company is required to recognize in its statement of financial condition the funded status of its defined benefit postretirement plans, measured as the difference between the fair value of the plan assets and the benefit obligation. SFAS No. 158 also requires an entity to recognize changes in the funded status within accumulated other comprehensive income, net of tax to the extent such changes are not recognized in earnings as components of periodic net benefit cost (see Note 19).

Comprehensive Loss

Comprehensive loss includes net loss and other non-owner related income (charges) in equity not included in net loss, such as unrealized gains and losses on marketable securities classified as available for sale, foreign currency translation adjustments related to foreign subsidiaries, changes in the unrealized gains and losses on cash flow hedges and the impact of recognizing changes of the funded status of pension plans as a result of adopting SFAS No. 158.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

Advertising Costs

The Company expenses the cost of advertising as incurred. Advertising expense was $5, $3, and $3 for the years ended December 31, 2008, 2007 and 2006, respectively, and is included in selling, general and administrative expenses as reported in the consolidated statements of operations.

Recently Issued Accounting Pronouncements

In September 2006, the FASB issued SFAS No.157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 clarifies that fair value is the amount that would be exchanged to sell an asset or transfer a liability in an orderly transaction between market participants and requires that a fair value measurement technique include an adjustment for risks inherent in a particular valuation technique and/or the risks inherent in the inputs to the model if market participants would also include such an adjustment. SFAS No. 157 also expands disclosures about fair value measurements. In February 2008, the FASB issued FASB Staff Position No. 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13” (“FSP No. 157-1”), which removed certain leasing transactions accounted for under SFAS No. 13 from the scope of SFAS No. 157, and FASB Staff Position No. 157-2, “Effective Date of FASB Statement No. 157” (“FSP No. 157-2”), which delayed the effective date of SFAS No. 157 for certain nonfinancial assets and nonfinancial liabilities to January 1, 2009, amending SFAS No. 157 (“SFAS No. 157, as amended”). In October 2008, the FASB issued FASB Staff Position No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active” (“FSP No. 157-3”), which amended SFAS No. 157 to include an additional example illustrating the key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. The Company adopted the effective provisions of SFAS No. 157, as amended, as of January 1, 2008 which did not have any impact on the Company’s consolidated position or results of operations (see Note 5). The Company’s evaluation of the impact of this standard is ongoing, and the Company has not yet determined the impact of the deferred portion of this standard on our financial position or results of operations.

The FASB issued SFAS No.159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”), in February 2007. SFAS No. 159 allows entities to voluntarily choose, at specified election dates, to measure many financial assets and financial liabilities (as well as certain non-financial instruments that are similar to financial instruments) at fair value (the “fair value option”). The election is made on an instrument-by-instrument basis and is irrevocable. If the fair value option is elected for an instrument, SFAS No. 159 specifies that all subsequent changes in fair value for that instrument shall be reported in earnings. The provisions of SFAS No. 159 are effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. While SFAS No. 159 became effective for the Company as of January 1, 2008, the Company did not elect the fair value option for any of our financial assets or liabilities. As such, the adoption of SFAS No. 159 did not have an impact on the Company’s financial position or results of operations.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS No. 141R”). SFAS No. 141R will change how business acquisitions are accounted for and will impact financial statements both in periods before the acquisition date and in subsequent periods. SFAS No. 141R applies to all transactions or other events in which an entity (the acquirer) obtains control of one or more businesses (the acquiree), including those sometimes referred to as “true mergers” or “mergers of equals” and combinations achieved without the transfer of consideration, for example, by contract alone or through the lapse of minority veto rights. SFAS No. 141R is generally to be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Early adoption is prohibited.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

SFAS No. 141R amends AICPA Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (“SOP No. 90-7”). Prior to adoption, reversal of pre-emergence valuation allowances are recorded as a reduction of intangibles to zero and thereafter as additional paid-in-capital. Upon adoption, the reversal of pre-emergence valuation allowances will be recorded as a reduction of tax expense. During the years ended December 31, 2008, 2007 and 2006 the Company recorded a provision for income taxes and additional paid-in-capital of $30, $41 and $45 as a result of accounting in accordance with SOP No. 90-7. SFAS No. 141R also amends SFAS 109, “Accounting for Income Taxes”. Prior to adoption, the reversal of valuation allowances recorded in purchase accounting would first reduce goodwill to zero, and then reduce the other acquired non-current intangible assets to zero, and then be reflected in income tax expense. Upon adoption, the reversals of pre-acquisition valuation allowances that do not qualify as a measurement period adjustment are reflected in income tax expense. During the years ended December 31, 2008 and 2007, the Company recorded $5 and $4, respectively, of valuation allowance reversals for deferred tax assets acquired as part of the Impsat acquisition as a reduction in goodwill.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin No. 51” (“SFAS No. 160”). SFAS No. 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS No. 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. The provisions of SFAS No. 160 are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Early adoption is prohibited. This Statement shall be applied prospectively as of the beginning of the fiscal year in which SFAS No. 160 is initially applied, except for the presentation and disclosure requirements which shall be applied retrospectively for all periods presented. The Company does not currently own any noncontrolling interests.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133” (“SFAS No. 161”). SFAS No. 161 requires enhanced disclosure related to derivatives and hedging activities. Under SFAS No. 161, entities must describe: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedge items are accounted for under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”), and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. The requirements of SFAS No. 161 are effective for both interim and annual reporting periods beginning after November 15, 2008, with early application encouraged. The Company is currently evaluating the impact that SFAS No. 161 will have on its financial statements.

In April 2008, the FASB issued FASB Staff Position (“FSP”) No. FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP No. 142-3”). This FSP was issued to improve consistency between the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”), and the period of expected cash flows used to measure the fair value of the intangible asset under SFAS No. 141R. FSP No. 142-3 will require that the determination of the useful life of intangible assets acquired after the effective date of this FSP shall include assumptions regarding renewal or extension, regardless of whether such arrangements have explicit renewal or extension provisions, based on an entity’s historical experience in renewing or extending such arrangements. In addition, FSP No. 142-3 requires expanded disclosures regarding intangible assets existing as of each reporting period. FSP No. 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. Early adoption is prohibited. Except for disclosure requirements, FSP No. 142-3 can only be applied prospectively to intangible assets acquired after the effective date.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

In May 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB No. 14-1”). FSP APB No. 14-1 clarifies the accounting for convertible debt instruments that may be settled in cash upon either mandatory or optional conversion (including partial cash settlement). FSP APB No. 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. FSP APB No. 14-1 must be applied on a retrospective basis and is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. On May 30, 2006, the Company completed a public offering of $144 aggregate principal amount of 5% convertible senior notes due 2011 (the “5% Convertible Notes”) which are within the scope of FSP APB No. 14-1. Accordingly, the Company’s consolidated financial statements included in this Form 8-K have been adjusted to reflect the retrospective application of FSP APB No. 14-1.

At issuance of the 5% Convertible Notes the impact of applying the provisions of FSP APB No. 14-1 was to reduce the carrying value of long term debt and other assets by $39 and $1, respectively and to increase additional paid in capital by $38.

As of December 31, 2008 the principal amount of the liability component, its unamortized discount and its net carrying value was $144, $22 and $122, respectively. As of December 31, 2007 the principal amount of the liability component, its unamortized discount and its net carrying value was $144, $29 and $115, respectively.

As of December 31, 2008, the remaining unamortized discount of $22 will be amortized, using the effective interest rate method, through the maturity of the 5% Convertible Notes on May 15, 2011. As of December 31, 2008 and 2007, the carrying amount of the equity component was $38. At December 31, 2008, if the 5% Convertible Notes were converted into shares of the Company’s common stock at a conversion price of $22.98 per share, approximately 6.3 million shares of the Company’s common stock would be issued.

For the years ended December 31, 2008, 2007 and 2006, the effective interest rate for the 5% Convertible Notes was 12.75%. For the years ended December 31, 2008, 2007 and 2006, before and after tax interest expense for the 5% Convertible Notes related to the coupon and the amortization of the discount was $15, $14 and $8, respectively.

For the years ended December 31, 2008, 2007 and 2006, the effect of the application of FSP APB No. 14-1 was an increase in the Company’s net loss applicable to common shareholders of $7, $6, and $4 (or $0.12, $0.14, and $0.12 per share), respectively.

3. RESTRUCTURING

2007 Restructuring Plans

During 2007, the Company implemented initiatives to generate operational savings which included organizational realignment and functional consolidation resulting in the involuntary separation of employees. As a result of these initiatives, during 2007 the Company incurred a net charge of $10 for one-time severance and related benefits which was included in selling, general and administrative expenses in the consolidated statement of operations. On a segment basis, $2 and $8 were recorded to the GCUK and ROW Segments, respectively. As of December 31, 2008, all severance amounts have been paid under the plan. As of December 31, 2008 and December 31, 2007, the remaining liability related to these initiatives was $0 and $1, respectively, all related to the ROW Segment.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

During 2007, the Company adopted a restructuring plan as a result of the Impsat acquisition (see Note 4) under which redundant Impsat employees were terminated. As a result, the Company incurred cash restructuring costs of approximately $8 for severance and related benefits. The liabilities associated with this restructuring plan have been accounted for as part of the purchase price of Impsat. As of December 31, 2008 and December 31, 2007, the remaining liability of the restructuring reserve was $8 and $7, respectively, all related to the GC Impsat Segment.

2006 Restructuring Plan

The Company adopted a restructuring plan as a result of the Fibernet acquisition (see Note 4) under which redundant Fibernet employees were terminated and certain Fibernet facility lease agreements will be terminated or restructured. As a result of these efforts the Company incurred cash restructuring costs of approximately $3 for severance and related benefits in connection with anticipated workforce reductions and $4 for real estate consolidation. The liabilities associated with the restructuring plan have been accounted for as part of the purchase price of Fibernet. All amounts incurred for employee separations have been paid and it is anticipated that payment in respect of the restructuring activities for real estate consolidation will continue through 2017. As of December 31, 2008 and December 31, 2007, the remaining liability related to these initiatives was $1 and $3 all related to the GCUK Segment.

During 2007, an adjustment to the facilities closure liability resulted in an increase of $3 to accrued restructuring costs, and a corresponding $3 increase to goodwill, as compared to our preliminary allocation of the acquisition costs of Fibernet.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

2003 and Prior Restructuring Plans

Prior to the Company’s emergence from bankruptcy on December 9, 2003, the Company adopted certain restructuring plans as a result of the slowdown of the economy and telecommunications industry, as well as its efforts to restructure while under Chapter 11 bankruptcy protection. As a result of these activities, the Company eliminated approximately 5,200 positions and vacated over 250 facilities. All amounts incurred for employee separations were paid as of December 31, 2004 and it is anticipated that the remainder of the restructuring liability, all of which relates to facility closings, will be paid through 2025.

The undiscounted facilities closing reserve, which represents estimated future cash flows, is composed of continuing building lease obligations and broker commissions for the restructured sites (aggregating $107 as of December 31, 2008), offset by anticipated receipts from existing and future third-party subleases. As of December 31, 2008, anticipated third party sublease receipts were $93, representing $43 from subleases already entered into and $50 from subleases projected to be entered into in the future.

The table below reflects the activity associated with the restructuring reserve relating to the restructuring plans initiated during and prior to 2003 for the years ended December 31, 2008 and 2007:

Facility Closings
Balance at January 1, 2007	$89
Accretion	2
Change in estimated liability	5
Deductions	(76)
Foreign currency impact	6

Balance at December 31, 2007	26
Accretion	—
Change in estimated liability	6
Deductions	(12)
Foreign currency impact	(2)

Balance at December 31, 2008	$18

Included in the $76 of deductions in 2007 is approximately $10 related to the settlement and termination of existing real estate lease agreements for technical facilities, $33 related to the decision to change the use of restructured facilities from idle assets to productive assets, including $31 as a result of the development of a collocation hosting business, with the remainder primarily related to third-party lease payments net of third-party sublease receipts. Upon the change in use, the restructuring reserve for the facilities was released. As of December 31, 2008 and 2007, the remaining restructuring liability was $18 and $26, respectively, all related to the GCUK and ROW segments.

4. ACQUISITIONS

Impsat Acquisition

On May 9, 2007, the Company acquired Impsat for cash of $9.32 per share of Impsat common stock, representing a total equity value of approximately $95. The total purchase price including direct costs of acquisition was approximately $104. Impsat is a leading Latin American provider of IP, hosting and value-added data solutions. As a result of the acquisition, the Company is able to provide greater breadth of services and

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

coverage in the Latin American region and enhance its competitive position as a global service provider. The results of Impsat’s operations are included in the consolidated financial statements commencing May 9, 2007.

In connection with the Impsat acquisition, the Company recorded a $27 non-cash, non-taxable gain from the deemed settlement of existing telecom services agreements with Impsat. Under these agreements, the Company earned revenues or incurred expenses that, based on current market rates at the acquisition date, were favorable to the Company. EITF No. 04-1, “Accounting for Pre-Existing Relationships between the Parties to a Business Combination” (“EITF No. 04-1”) stipulates that business relationships between an acquirer and acquiree pre-existing a business combination must be analyzed as a separate element of accounting. The gain or loss on the effective termination of these pre-existing business relationships should be recorded at the date of acquisition as an adjustment to goodwill. The gain recorded as goodwill, represents the net present value of the favorable portion of the fees over the remaining life of the agreements. This gain is included in other income, net in the consolidated statement of operations for the year ended December 31, 2007.

As a result of refinements to the preliminary purchase price allocation, there were additional changes to goodwill that were made during 2007. The primary adjustments were to reallocate $4 of goodwill to intangible assets and the reduction in our estimates of acquisition liabilities.

Fibernet Acquisition

In October 2006, the Company acquired Fibernet. The total purchase price including direct costs of the acquisition was approximately 52 pounds sterling (approximately $97). Fibernet is a provider of specialist telecommunications services to large enterprises and other telecommunications and internet service companies primarily located in the United Kingdom and Germany. The Company purchased Fibernet to expand its presence as a provider of telecommunications services in those markets. The acquisition was accounted for using the purchase method of accounting and, accordingly, the results of Fibernet’s operations have been included in the consolidated financial statements as of October 11, 2006.

In connection with the Fibernet acquisition, the Company recorded a non-cash, non-taxable gain from the deemed settlement termination of existing Indefeasible Right of Use (“IRU”) and telecom services agreements with Fibernet. Under these agreements, the Company earned revenues that, based on current market rates at the acquisition date, were favorable to the Company. In accordance with EITF No. 04-1, the Company recognized a $16 gain ($13 recorded as goodwill and $3 as a reduction in pre-acquisition deferred revenue), representing the net present value of the favorable portion of the fees over the remaining life of the agreements. This gain is included in other income, net in the consolidated statement of operations for the year ended December 31, 2006.

In the Company’s consolidated financial statements as of December 31, 2006, the cost related to the accrued restructuring liability for facility closures was based on preliminary information and was subject to adjustment as new information was obtained. During 2007, adjustments to the facilities closure liability resulted in an increase of $3 to accrued restructuring costs, and a corresponding $3 increase to goodwill, compared to our preliminary allocation of the acquisition costs of the Fibernet acquisition.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

Pro Forma Financial Information

The following unaudited pro forma consolidated results of operations have been prepared as if the acquisition of Impsat and Fibernet had occurred at January 1, 2006:

	Twelve months ended December 31,
	2007	2006
	(as adjusted)	(as adjusted)
Revenue	$2,367	$2,202
Loss applicable to common shareholders	$(325)	$(368)
Loss applicable to common shareholders per common share—basic and diluted	$(7.65)	$(11.81)

Included in the pro forma consolidated results of operations for the year ended December 31, 2007 are the following significant non-recurring items: (i) a charge of $30 representing the accelerated issuance of common stock to STT Crossing Ltd. on account of foregone interest through the original scheduled maturity date of the Mandatorily Convertible Notes as an inducement to convert the Mandatorily Convertible Notes, which is included in other income, net in the accompanying consolidated statements of operations (see Note 12); (ii) expenses of approximately $8 related to the write off of deferred financing fees for a bridge loan facility which was terminated upon issuance of the GC Impsat Notes; these expenses are included in other income, net in the accompanying consolidated statements of operations; (iii) a $27 non-cash , non-taxable gain from the deemed settlement of pre-existing arrangements with Impsat in accordance with EITF No. 04-1 which is included in other income, net in the accompanying consolidated statements of operations (see discussion above); (iv) a $31 gain due to the decision to change the use of restructured facilities at our ROW Segment from idle to productive assets as a result of the development of a collocation hosting business, which is included in selling, general and administrative expenses in the accompanying consolidated statement of operations (see Note 3); and (v) a $35 gain due to the reversal of contingent liability accruals for a tax claim against the Company which was dismissed by the tax court, which is recorded as $27 in net pre-confirmation contingencies and $8 in interest expense in the accompanying consolidated statement of operations.

Included in the pro forma consolidated results of operations for the year ended December 31, 2006 is a non-recurring loss on a foreign exchange forward contract of $5. Also, included the pro forma consolidated results of operations for the year ended December 31, 2006 is a $16 non-cash, non-taxable gain from the deemed settlement of pre-existing arrangements with Fibernet recorded in accordance with EITF No. 04-1 which is included in other income, net in the accompanying consolidated statements of operations (see discussion above).

The unaudited pro forma financial information is not intended to represent or be indicative of the Company’s consolidated result of operations that would have been reported had the Impsat and Fibernet acquisitions been completed as of the beginning of the periods presented, nor should it be taken as indicative of the Company’s future consolidated results of operations.

5. FAIR VALUE MEASUREMENTS

The Company has only adopted the effective provisions of SFAS No. 157 and has deferred adoption of SFAS No. 157, as amended, applicable to non-financial assets and non-financial liabilities in accordance with FSP No. 157-2. The Company measures its derivative instruments, which include interest rate swaps and caps classified as cash flow hedges, at fair value on a recurring basis under a Level 2 input as defined by SFAS

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

No. 157. The Company relies on mid-market pricing valuations prepared by its brokers to record derivative instruments at fair value. There was no impact, or change in the basis for which the fair value of these items is determined as a result of the adoption of SFAS No. 157.

The following table provides a summary of the fair values of significant financial assets and financial liabilities under SFAS No. 157:

Assets	Total	Fair Value Measurements at December 31, 2008 Using
		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash flow hedges	$4	$—	$4	$—

6. ACCOUNTS RECEIVABLE

Accounts receivable consist of the following:

	December 31,
	2008	2007
Accounts receivable:
Billed	$337	$335
Unbilled	57	62

Total accounts receivable	394	397
Allowances	(58)	(52)

Accounts receivable, net of allowances	$336	$345

The fair value of accounts receivable balances approximates their carrying value because of their short-term nature. The Company has some concentrations of credit risk from other telecommunications providers within its carrier sales channels (see Note 2).

7. PREPAID COSTS AND OTHER CURRENT ASSETS

Prepaid assets and other current assets consist of the following:

	December 31,
	2008	2007
Prepaid capacity, third party maintenance and deferred installation costs	$28	$36
Prepaid taxes, including value added taxes in foreign jurisdictions	24	33
Prepaid rent and insurance	8	9
Income Tax Receivable	11	5
Other	32	38

Total prepaid costs and other current assets	$103	$121

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

8. PROPERTY AND EQUIPMENT

Property and equipment, including assets held under capital leases, consist of the following:

	December 31,
	2008	2007
Land	$24	$11
Buildings	97	84
Leasehold improvements	69	50
Furniture, fixtures and equipment	140	132
Transmission equipment	1,750	1,759
Construction in progress	71	95

Total property and equipment	$2,151	$2,131
Accumulated depreciation	(851)	(664)

Property and equipment, net	$1,300	$1,467

Assets recorded under capital lease agreements included in property and equipment consisted of $203 and $159 of cost less accumulated depreciation of $80 and $51 at December 31, 2008 and 2007, respectively.

Labor related to internally developed software in the amount of $23 and $15 was capitalized at December 31, 2008 and December 31, 2007, respectively. The accumulated depreciation related to this internal labor was $5 and $2 at December 31, 2008 and 2007, respectively.

Depreciation and amortization expense related to property and equipment including cost of access installation costs (see Note 2) for the years ended December 31, 2008, 2007 and 2006 was approximately $321, $259 and $163, respectively.

9. INTANGIBLES

Goodwill

Changes in the carrying amount of goodwill are as follows:

	GCUK	GC Impsat	Total
Balance at December 31, 2006	$2	$—	$2
Goodwill acquired	—	156	156
Foreign currency impact and other adjustments	4	(4)	—

Balance at December 31, 2007	$6	$152	$158
Foreign currency impact and other adjustments	(2)	(9)	(11)

Balance at December 31, 2008	$4	$143	$147

At December 31, 2006, the $2 of goodwill resulted from the Company’s acquisition of Fibernet on October 11, 2006. The increase in goodwill at December 31, 2007 compared to December 31, 2006 in the GCUK Segment resulted primarily from an adjustment to the facilities closure liability compared to our preliminary allocation of the acquisition costs of the Fibernet acquisition (See Note 4).

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

Goodwill acquired in the GC Impsat Segment resulted from the Company’s acquisition of Impsat on May 9, 2007 while the reduction of goodwill for the year ended December 31, 2007 resulted from the reversal of valuation allowances for deferred tax assets acquired as part of the Impsat acquisition which has been recorded as a provision for income taxes and a reduction in goodwill (see Note 15).

The reduction of goodwill for the year ended December 31, 2008 resulted from foreign exchange translation adjustments and the reversal of valuation allowances for deferred tax assets acquired as part of the Impsat acquisition which has been recorded as a provision for income taxes and a reduction in goodwill (see Note 15). This reduction was partially offset by purchase price adjustments to our preliminary allocation of the acquisition costs of the Impsat acquisition (see Note 4).

Other Intangible Assets

	Estimated Useful Life	December 31, 2008		December 31, 2007
		Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Customer contracts	4 yrs	$3	$1	$4	$1
Customer relationships	10-12 yrs	26	5	33	4
Software	1-4 yrs	4	2	4	1

Total		$33	$8	$41	$6

Intangible asset amortization expense was $5, $5 and $1 for the years ended December 31, 2008, 2007 and 2006, respectively.

The following table projects the expected future amortization of the above intangible assets for the next five years:

Year Ending December 31,
2009	$4
2010	4
2011	3
2012	3
2013	2

$16

10. INVESTMENTS

In 2008, the Company participated in a debt auction held by the Venezuelan government to purchase $10 par value of U.S. dollar-denominated bonds in connection with the Company’s currency exchange risk mitigation efforts. The purchase price of the bonds was $11. The Company received approval to purchase the bonds and sold these bonds immediately upon receipt at a price of $8, which resulted in an approximate 27% discount. The difference was recorded as a loss on the sale of investments and included in other income (expense), net in our consolidated statements of operations.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

11. OTHER CURRENT LIABILITIES

Other current liabilities consist of the following:

	December 31,
	2008	2007
Accrued taxes, including value added taxes in foreign jurisdictions	$94	$71
Accrued payroll, bonus, commissions, and related benefits	45	46
Accrued professional fees	12	14
Accrued interest	16	27
Accrued real estate and related costs	15	20
Accrued capital expenditures	10	13
Current portion of capital lease obligations	52	54
Income taxes payable	8	16
Accrued third party maintenance costs	7	8
Customer deposits	33	45
Other	69	81

Total other current liabilities	$361	$395

12. DEBT

Outstanding debt obligations consist of the following:

	December 31,
	2008	2007
	(as adjusted)	(as adjusted)
GCUK Senior Secured Notes	$425	$513
5% Convertible Notes	144	144
GC Impsat Notes	225	225
Term Loan Agreement	344	348
Other	35	41
Add: unamortized premium on GCUK senior secured Notes issued December 28, 2006	5	9
Less: unamortized discount on GCUK senior secured Notes issued December 23, 2004	(3)	(5)
Less: unamortized discount on 5% Convertible Notes issued May 30, 2006	(22)	(29)

Total debt obligations	1,153	1,246
Less: current portion of long term debt and short term debt	(26)	(26)

Non-current debt obligations	$1,127	$1,220

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

Future maturities of debt are as follows as of December 31, 2008:

2009	$26
2010	19
2011	153
2012	334
2013	1
Thereafter	640

Total future maturities	$1,173
Net unamortized premium on GCUK Notes	2
Unamortized discount on 5% Convertible Notes	(22)

Total debt obligations	$1,153

GCUK Senior Secured Notes

On December 23, 2004, Global Crossing (UK) Finance PLC (“GCUK Finance”), a special purpose financing subsidiary of the Company’s Global Crossing (UK) Telecommunications Limited subsidiary (together with its subsidiaries, “GCUK”) issued $200 in aggregate principal amount of 10.75% U.S. dollar denominated senior secured notes and 105 pounds sterling aggregate principal amount of 11.75% pounds sterling denominated senior secured notes (collectively, the “GCUK Notes”). The dollar and sterling denominated notes were issued at a discount of approximately $3 and 2 pounds sterling, respectively. The GCUK Notes mature on the tenth anniversary of their issuance. Interest is payable in cash semi-annually on June 15 and December 15.

On December 28, 2006, GCUK Finance issued an additional 52 pounds sterling aggregate principal amount of pound sterling denominated GCUK Notes. The additional notes were issued at a premium of approximately 5 pounds sterling, which resulted in the Company receiving gross proceeds, before underwriting fees, of approximately $111.

The GCUK Notes are senior obligations of GCUK Finance and rank equal in right of payment with all of its future debt. GCUK has guaranteed the GCUK Notes as a senior obligation ranking equal in right of payment with all of its existing and future senior debt. The GCUK Notes are secured by certain assets of GCUK and GCUK Finance, including the capital stock of GCUK Finance, but certain material assets of GCUK do not serve as collateral for the GCUK Notes.

GCUK Finance may redeem the GCUK Notes in whole or in part, at any time on or after December 15, 2009 at redemption prices decreasing from 105.375% (for the dollar denominated notes) or 105.875% (for the pounds sterling denominated notes) in 2009 to 100% of the principal amount in 2012 and thereafter. At any time before December 15, 2009, GCUK Finance may redeem either series of notes, in whole or in part, by paying a “make-whole” premium, calculated in accordance with the GCUK Notes indenture. GCUK Finance may also redeem either series of notes, in whole but not in part, upon certain changes in tax laws and regulations.

The GCUK Notes were issued under an indenture which includes covenants and events of default that are customary for high-yield senior note issuances. The indenture governing the GCUK Notes limits GCUK’s ability to, among other things: (i) incur or guarantee additional indebtedness, (ii) pay dividends or make other distributions to repurchase or redeem its stock; (iii) make investments or other restricted payments, (iv) create liens; (v) enter into certain transactions with affiliates (vi) enter into agreements that restrict the ability of its material subsidiaries to pay dividends; and (vii) consolidate, merge or sell all or substantially all of its assets.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

Within 120 days after the end of the period beginning on December 23, 2004 and ending December 31, 2005 and for each twelve month period thereafter ending December 31, GCUK must offer (the “Annual Repurchase Offer”) to purchase a portion of the GCUK Notes at a purchase price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the purchase date, with 50% of “Designated GCUK Cash Flow” from that period. “Designated GCUK Cash Flow” means GCUK’s consolidated net income plus non-cash charges minus capital expenditures, calculated in accordance with the terms of the indenture governing the GCUK Notes. With respect to the 2007 Annual Repurchase Offer, the Company made an offer for and purchased approximately $2 principal amount of the GCUK Notes. In respect to the 2008 Annual Repurchase Offer, GCUK anticipates making an offer of approximately $11, including accrued but unpaid interest. Any such offer is required to be made within 120 days of such date, and the related purchases must be completed within 150 days after year-end.

A loan or dividend payment by GCUK to the Company and its affiliates is a restricted payment under the indenture governing the GCUK Notes. Under the indenture such a payment (i) may be made only if GCUK is not then in default under the indenture and would be permitted at that time to incur additional indebtedness under the applicable debt incurrence test; (ii) may generally be made only within ten business days of consummation of each Annual Repurchase Offer; and (iii) would generally be limited to 50% of GCUK’s Designated GCUK Cash Flow plus the portion, if any, of the applicable Annual Repurchase Offer that the holders of the notes decline to accept. In addition, so long as GCUK is not then in default under the indenture, GCUK may make up to 10 pounds sterling (approximately $14) in the aggregate in restricted payments in excess of 50% of Designated GCUK Cash Flow for a given period; provided that any such excess payments shall reduce the amount of restricted payments permitted to be paid out of future Designated GCUK Excess Cash Flow. Prior to the conversion of the Mandatorily Convertible Notes (see Term Loan Agreement below), loans from GCUK made to the Company or the Company’s other subsidiaries were subordinated to the payment of obligations under the Mandatorily Convertible Notes. Any future loans from GCUK made to the GCL or other subsidiaries must be subordinated to the payment of obligations under the Term Loan Agreement. The terms of any inter-company loan by GCUK to the Company or the Company’s other subsidiaries are required by the GCUK Notes indenture to be at arm’s length and must be agreed to by the board of directors of GCUK, including its independent members. In the exercise of their fiduciary duties, GCUK’s directors will require GCUK to maintain a minimum cash balance in an amount they deem prudent.

In order to better manage the Company’s foreign currency risk, the Company entered into a five-year cross- currency interest rate swap transaction with an affiliate of Goldman Sachs & Co. to minimize exposure of any dollar/sterling currency fluctuations related to interest payments on the $200 dollar denominated GCUK Notes. The swap transaction converts the U.S. dollar currency rate on interest payments to a specified pound sterling amount. In addition, the hedge counterparty has been granted a security interest in the collateral securing the GCUK Notes ranking equally with the security interest holders of the GCUK Notes. The hedging arrangements are subject to early termination upon events of default under the indenture governing the GCUK Notes.

For accounting purposes, the cross-currency interest rate swap is classified as a cash flow hedge in accordance with SFAS No. 133. The Company measures the effectiveness of this derivative instrument on a cumulative basis, comparing changes in the cross-currency interest rate swaps cash flows since inception with changes in the hedged item’s cash flows (the interest payment on the $200 U.S. dollar-denominated GCUK Notes) (see Note 20).

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

5% Convertible Notes

On May 30, 2006, the Company completed a public offering of $144 aggregate principal amount of 5% convertible senior notes due 2011 (the “5% Convertible Notes”) for total gross proceeds of $144. The 5% Convertible Notes rank equal in right of payment with any other senior indebtedness of Global Crossing Limited, except to the extent of the value of any collateral securing such indebtedness. The notes were priced at par value, mature on May 15, 2011, and accrue interest at 5% per annum, payable semi-annually on May 15 and November 15 of each year. The 5% Convertible Notes may be converted at any time prior to maturity at the option of the holder into shares of the Company’s common stock at a conversion price of approximately $22.98 per share. At any time prior to maturity, the Company may unilaterally and irrevocably elect to settle the Company’s conversion obligation in cash and, if applicable, shares of the Company’s common stock, calculated as set forth in the indenture governing the 5% Convertible Notes. During the twelve months ended May 20, 2009 and May 20, 2010, the Company may redeem some or all of the 5% Convertible Notes for cash at a redemption price equal to 102% and 101%, respectively, of the principal amount being redeemed, plus accrued and unpaid interest. The Company may be required to repurchase, for cash, all or a portion of the notes upon the occurrence of a fundamental change (i.e., a change in control or a delisting of the Company’s common stock) at a purchase price equal to 100% of their principal amount, plus accrued and unpaid interest, or, in certain cases, to convert the notes at an increased conversion rate based on the price paid per share of the Company’s common stock in a transaction constituting a fundamental change.

Concurrent with the closing of the 5% Convertible Notes offering the Company purchased a portfolio of U.S. treasury securities with total face value of $21 for $20, and pledged these securities to collateralize the first six interest payments due on the 5% Convertible Notes. At December 31, 2008, $4 of these securities are included in prepaid costs and other current assets. At December 31, 2007, $7 and $3 of these securities were included in the prepaid costs and other current assets and other assets, respectively. (See Note 7).

GC Impsat Notes

On February 14, 2007, GC Impsat, a wholly owned subsidiary of the Company, issued $225 in aggregate principal amount of 9.875% senior notes due February 15, 2017 (the “GC Impsat Notes”). Interest on these notes is payable in cash semi-annually in arrears every February 15 and August 15, commencing August 15, 2007. The proceeds of this offering were used to finance a portion of the purchase price (including the repayment of indebtedness and payment of fees) of the Company’s acquisition of Impsat, which was consummated on May 9, 2007 (see Note 4). Pursuant to a pledge and security agreement, entered into on the date of the acquisition, GC Impsat maintained a debt service reserve account in the name of the collateral agent for the benefit of the note holders equal to two interest payments ($22) on the GC Impsat Notes until certain cash flow metrics were met. At December 31, 2007, the amounts included in the debt service reserve account were included in long-term restricted cash and cash equivalents. During 2008, those cash flow metrics have been met and the $22 debt service reserve funds for the GC Impsat Notes were released to unrestricted cash and cash equivalents.

The GC Impsat Notes are senior unsecured obligations of GC Impsat and rank equal in right of payment with all of its other senior unsecured debt. Upon consummation of the acquisition, the restricted subsidiaries of GC Impsat (including Impsat Fiber Networks Inc. and substantially all of its subsidiaries, other than its Colombian subsidiary) guaranteed the GC Impsat Notes on a senior unsecured basis, ranking equal in right of payment with all of their other senior unsecured debt.

The indenture for the GC Impsat Notes limits GC Impsat’s and its restricted subsidiaries’ ability to, among other things: (1) incur or guarantee additional indebtedness; (2) pay dividends or make other distributions;

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

(3) make certain investments or other restricted payments; (4) enter into arrangements that restrict dividends or other payments to GC Impsat from its restricted subsidiaries; (5) create liens; (6) sell assets, including capital stock of subsidiaries; (7) engage in transactions with affiliates; and (8) merge or consolidate with other companies or sell substantially all of its assets. All of these limitations are subject to a number of important qualifications and exceptions set forth in the indenture.

In addition to refinancing approximately $216 of debt assumed in the acquisition of Impsat with use of the proceeds from the issuance of the GC Impsat Notes and other cash, at December 31, 2008 the primary debt of the Impsat segment that remains outstanding in addition to the GC Impsat Notes is approximately $10 of bonds issued by Impsat’s subsidiary in Colombia. These bonds bear interest at the Colombian consumer price index plus 8% and are repayable on December 2010. During the year ended December 31, 2008, approximately $10 of the original principal was repaid.

Term Loan Agreement and Conversion of the Mandatorily Convertible Notes

On May 9, 2007, the Company entered into a senior secured term loan agreement (the “Term Loan Agreement”) with Goldman Sachs Credit Partners L.P. and Credit Suisse Securities (USA) LLC pursuant to which it borrowed $250 on that date. The Term Loan Agreement was amended on June 1, 2007 to, among other things, provide for the borrowing of an additional $100 on that date. These term loans (i) mature on May 9, 2012, with amortization of 0.25% of principal repayable on a quarterly basis and the remaining principal due at maturity, (ii) bear interest at LIBOR plus 6.25% per annum payable quarterly, (iii) have repayment premiums of 103% in the first year, 102% in the second year and 101% in the third year, and (iv) are guaranteed by all of the Company’s subsidiaries and secured by substantially all the assets of the Company and its subsidiaries, in each case other than those subsidiaries forming part of its Latin American operations or its GCUK Segment. The Term Loan Agreement limits the Company’s and the guarantor subsidiaries’ ability, among other things, to: (1) incur or guarantee additional indebtedness; (2) pay dividends or make other distributions; (3) make certain investments or other restricted payments; (4) enter into arrangements that restrict dividends or other payments to the Company from its restricted subsidiaries; (5) create liens; (6) sell assets, including capital stock of subsidiaries; (7) engage in transactions with affiliates; and (8) merge or consolidate with other companies or sell substantially all of its assets. In addition, the Term Loan Agreement includes financial maintenance covenants requiring our ROW Segment to maintain a minimum consolidated cash balance at all times and requiring us to maintain, as of the end of each fiscal quarter starting with June 30, 2008, a maximum ratio of consolidated debt to a designated measure of consolidated earnings. All of these limitations are subject to a number of important qualifications and exceptions set forth in the Term Loan Agreement.

On September 12, 2007, the Company satisfied its initial obligations regarding the implementation of a collateral package securing its obligations under the Term Loan Agreement. In accordance with the terms of such agreement, the Company has an ongoing obligation to ensure that the facility is guaranteed by all its subsidiaries and secured by substantially all the assets of the Company and its subsidiaries, in each case other than those subsidiaries forming part of its Latin American operations or its GCUK Segment and excluding guarantees and assets as to which the Administrative Agent for the facility reasonably determines that the cost of obtaining such guarantee or security interest is excessive in relation to the benefit afforded to the facility’s lenders.

A portion of the proceeds of the Term Loan Agreement was used to repay in full the Company’s $55 working capital facility with Bank of America, N.A. (and other lenders), to cash collateralize $29 of letters of credit issued under the facility (or replacement thereof) and to fund a portion of the Impsat acquisition. The

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

working capital facility has been terminated and no further extensions of credit will be made thereunder. Approximately $2 of unamortized deferred financing fees related to the working capital facility were expensed in other income, net in the consolidated statement of operations during 2007. The remaining net proceeds of the Term Loan Agreement are being used for working capital and general corporate purposes, which may include the acquisition of assets or businesses that are complimentary to the Company’s existing business.

In satisfaction of an obligation under the Term Loan Agreement, the Company entered into an agreement in July 2007 to mitigate the risk arising from the floating rate debt by hedging the term loans against interest rate risk volatility. As of December 31, 2008, the hedge consists of interest rate caps for the ensuing two years having notional amounts between $340 and $344. For accounting purposes, the interest rate caps are classified as cash flow hedges in accordance with SFAS No. 133 (see Note 20).

In conjunction with the recapitalization pursuant to which the Company entered into the Term Loan Agreement, on August 27, 2007, STT Crossing Ltd converted $250 original principal amount of 4.7% payable-in-kind mandatory convertible notes (the “Mandatorily Convertible Notes”) into approximately 16.58 million shares of common stock. Upon such conversion, the debt interests of STT Crossing Ltd. were terminated. As consideration for the subordination of the Mandatorily Convertible Notes to the Term Loan Agreement through the conversion date, the Company paid STT Crossing Ltd. a consent fee of $7.5 in cash shortly after closing in the second quarter 2007 and, at conversion of the Mandatorily Convertible Notes, an additional fee paid in shares of common stock valued at $10.5. The 16.58 million shares of common stock received by STT Crossing Ltd. included the shares representing the $10.5 consent fee as well as shares valued at $30 representing foregone interest through the original scheduled maturity date of the Mandatorily Convertible Notes. The $18 of consent fees was considered a debt modification and was recorded as a reduction in the carrying value of the Mandatorily Convertible Notes in the second quarter of 2007. The $30 of foregone interest was considered an inducement to convert and was recorded in other income, net upon conversion of the Mandatorily Convertible Notes in the third quarter of 2007. At conversion, the carrying value of and all accrued interest on the notes, as well as the consent fee paid in common shares, all of which together totaled $329, were reclassified to common stock and additional paid in capital.

Other Financing Activities

During 2008, the Company entered into debt agreements to finance various equipment purchases and software licenses. The total debt obligation resulting from these agreements is $5. These agreements have terms that range from 23 to 49 months and annual interest rates that generally range from 3.2% to 11%, with a weighted average effective interest rate of 8.1%. In addition, the Company also entered into various capital leasing arrangements that amounted to $43. These agreements have terms that range from 18 to 55 months and implicit interest rates that range generally from 3.4% to 16.7% with a weighted average effective interest rate of 6.9%.

During 2008, the Company entered into debt agreements and received approximately $10 of cash proceeds. These agreements have terms that range from 12 to 60 months, $7 of which have variable interest rates based on a spread over LIBOR and $3 of which have variable interest rates based on a spread over the Brazilian Inter-bank Lending Rate.

At December 31, 2008, the company was not in compliance with certain non-financial covenants for debt and capital lease agreements representing $2 of indebtedness which is classified in current liabilities in the accompanying consolidated balance sheet. The failure to meet these covenants allows the counterparty to accelerate payments under these agreements, but does not trigger any cross defaults in other debt agreements.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

13. OBLIGATIONS UNDER CAPITAL LEASES

The Company has capitalized the future minimum lease payments of property and equipment under leases that qualify as capital leases.

At December 31, 2008, future minimum payments under these capital leases are as follows and are included in other current liabilities and obligations under capital lease in the accompanying consolidated balance sheet:

Year Ending December 31,
2009	$59
2010	49
2011	20
2012	7
2013	5
Thereafter	43

Total minimum lease payments	183
Less: amount representing interest	(38)

Present value of minimum lease payments	145
Less: current portion (Note 11)	(52)

Long term obligations under capital leases	$93

14. SHAREHOLDERS’ DEFICIT

Preferred Stock

On the Effective Date, GCL issued 18,000,000 shares of 2% cumulative senior convertible preferred stock to a subsidiary of ST Telemedia (the “GCL Preferred Stock”). The GCL Preferred Stock accumulates dividends at the rate of 2% per annum. Those dividends will be payable in cash after GCL and its subsidiaries achieve cumulative operating earnings before interest, taxes, depreciation and amortization (but excluding the contribution of (i) sales-type lease revenue (ii) revenue recognized from the amortization of indefeasible rights of use not recognized as sales-type leases and (iii) any revenue recognized from extraordinary transactions or from the disposition of assets by the Company or any subsidiary other than in the ordinary course of business) of $650 or more. The GCL Preferred Stock has a par value of $.10 per share and a liquidation preference of $10 per share (for an aggregate liquidation preference of $180). The GCL Preferred Stock ranks senior to all other capital stock of GCL, provided that any distribution to shareholders following a disposition of all or any portion of the assets of GCL will be shared pro rata by the holders of Common Stock and Preferred Stock on an as-converted basis. Each share of GCL Preferred Stock is convertible into one share of GCL Common Stock at the option of the holder.

The preferred stock votes on an as-converted basis with the GCL common stock, but has class voting rights with respect to any amendments to the terms of the GCL Preferred Stock. As long as ST Telemedia beneficially owns at least 15% or more of GCL Common Stock on a non-diluted and as-converted basis, excluding up to 3,478,261 shares of GCL common stock reserved or issued under the new management stock incentive plan (“Stock Incentive Plan”) adopted by GCL on the Effective Date, its approval will be required for certain major corporate actions of the Company and/or its subsidiaries. Those corporate actions include (i) the appointment or replacement of the chief executive officer, (ii) material acquisitions or dispositions, (iii) mergers, consolidations

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

or reorganizations, (iv) issuance of additional equity securities (other than enumerated exceptions), (v) incurrence of indebtedness above specified amounts, (vi) capital expenditures in excess of specified amounts, (vii) the commencement of bankruptcy or other insolvency proceedings, and (viii) certain affiliate transactions.

At December 31, 2008 and 2007, accrued dividends were $18 and $14, respectively, and are included in other deferred liabilities in the accompanying consolidated balance sheets.

Common Stock

On the Effective Date, GCL was authorized to issue 55,000,000 shares of common stock. In 2006, upon approval from shareholders, the number of authorized shares was increased to 85,000,000. In 2007, upon approval from shareholders, the number of authorized shares was increased to 110,000,000. Pursuant to the Plan of Reorganization, upon the Company’s emergence from bankruptcy, GCL issued 15,400,000 shares of common stock to its pre-petition creditors and issued 6,600,000 shares of common stock to a subsidiary of ST Telemedia. 18,000,000 shares of common stock were reserved for the conversion of the GCL Preferred Stock, while an additional 3,478,261 shares of common stock were reserved for issuance under GCL’s 2003 Stock Incentive Plan. During 2005 the shares of common stock reserved for issuance under the Stock Incentive Plan was increased to 8,378,261. In 2007, upon approval from shareholders, shares of common stock reserved for issuance under the Stock Incentive Plan was increased to 11,378,261. In 2008, upon approval from shareholders, shares of common stock reserved for issuance under the Stock Incentive Plan was increased to 19,378,261.

On May 30, 2006, the Company completed a public offering of 12,000,000 shares of common stock at $20 per share for gross proceeds of $240. A subsidiary of ST Telemedia purchased 6,226,145 shares of common stock in the offering.

In conjunction with the recapitalization pursuant to which the Company entered into the Term Loan Agreement, on August 27, 2007, STT Crossing Ltd converted $250 original principal amount of mandatorily convertible notes due December 2008 (the “Mandatorily Convertible Notes”) into approximately 16.58 million shares of common stock. Upon such conversion, the debt interests of STT Crossing Ltd. were terminated. As consideration for the subordination of the Mandatorily Convertible Notes to the Term Loan Agreement through the conversion date, the Company paid STT Crossing Ltd. a consent fee of $7.5 in cash shortly after closing in the second quarter 2007 and, at conversion of the Mandatorily Convertible Notes, an additional fee paid in shares of common stock valued at $10.5. The 16.58 million shares of common stock received by STT Crossing Ltd. included the shares representing the $10.5 consent fee as well as shares valued at $30 representing foregone interest through the original scheduled maturity date of the Mandatorily Convertible Notes. The $18 of consent fees was considered a debt modification and was recorded as a reduction in the carrying value of the Mandatorily Convertible Notes. The $30 of unearned accrued interest was considered an inducement to convert and was recorded in other expense, net upon conversion of the Mandatorily Convertible Notes. At conversion, the carrying value of and all accrued interest on the notes, as well as the consent fee paid in common shares, all of which together totaled $329, were reclassified to common stock and additional paid in capital.

Each share of GCL common stock has a par value of $.01 and entitles the holder thereof to one vote on all matters to be approved by stockholders. The amended and restated by-laws of GCL contain certain special protections for minority shareholders, including certain obligations of ST Telemedia, or other third parties, to offer to purchase shares of GCL Common Stock under certain circumstances.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

15. INCOME TAX

The provision for income taxes is comprised of the following:

	Year Ended December 31,
	2008	2007	2006
Current	$(14)	$(9)	$(1)
Deferred	(35)	(54)	(66)

Total income tax provision	$(49)	$(63)	$(67)

Income taxes have been provided based upon the tax laws and rates in the countries in which operations are conducted and income is earned. Bermuda does not impose a statutory income tax and consequently the provision for income taxes recorded relates to income earned by certain subsidiaries of the Company which are located in jurisdictions that impose income taxes.

The current tax provision includes income, asset and withholding taxes for the years ended December 31, 2008, 2007 and 2006 of $14, $9, and $1, respectively. Fresh start accounting has resulted in a net deferred tax provision of $30, $41, and $45 in 2008, 2007 and 2006, respectively, resulting from the utilization of pre-emergence net deferred tax assets that were offset by a full valuation allowance. In accordance with SOP 90-7, the reversal of the valuation allowance that existed at the fresh start date has been first recorded as a reduction of intangibles to zero and thereafter as an increase in additional paid-in-capital.

The deferred income tax provision reflects the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes.

The following is a summary of the significant items giving rise to components of the Company’s deferred tax assets and liabilities:

	December 31,
	2008		2007
	Assets	Liabilities	Assets	Liabilities
Property and equipment	$381	$—	$411	$—
Net operating loss (“NOL”) carry forwards	1,545	—	1,936	—
Allowance for doubtful accounts	194	—	258	—
Deferred revenue	—	(30)	—	(25)
Other	204	—	83	—

	2,324	(30)	2,688	(25)
Valuation allowance	(2,294)	—	(2,663)	—

	$30	$(30)	$25	$(25)

The Company’s valuation allowance changed in the amount of $(369), $131 and $164 for the years ended December 31, 2008, 2007 and 2006, respectively. In evaluating the amount of valuation allowance required, the Company considers each subsidiary’s prior operating results and future plans and expectations. The utilization period of the NOL carry forwards and the turnaround period of other temporary differences are also considered. The pre-emergence valuation allowance on net deferred tax assets was $1,900 and $2,262 at December 31, 2008

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

and 2007, respectively, which if realized would have been accounted for in accordance with SOP 90-7 as a reduction of intangible assets established on the Effective Date to zero and thereafter as an increase in additional paid-in capital. The Company has reduced all intangible assets to zero. Therefore, as of December 31, 2008 all remaining utilizations have been recorded as an increase in additional paid-in capital. SFAS No. 141R amends SOP 90-7 such that, upon adoption of SFAS No. 141R on January 1, 2009, the reversal of pre-emergence valuation allowances will be recorded as a reduction of income tax expense.

A substantial amount of the Company’s pre-emergence NOL’s and other deferred assets generated prior to the bankruptcy have been reduced as a result of the discharge and cancellation of various pre-petition liabilities. As of December 31, 2008 the Company has NOL carry forwards of $4,170, $1,014, $285 and $1 in Europe, North America, Latin America and Asia, respectively.

During the year ended December 31, 2006, the Company sold entities with NOL’s that were not expected to be utilized. The Company received $19 in gross cash proceeds ($17 after deduction of costs associated with the sale). In accordance with SOP 90-7, as the sale represented a utilization of net pre-emergence deferred tax assets that were offset by a valuation allowance, the $17 of net proceeds was recorded as an increase in additional paid-in capital.

During 2008 and 2007, the Company realized $5 and $4, respectively of tax benefits as a result of the reversal of valuation allowances for deferred tax assets acquired as part of the Impsat acquisition. The recognition of the tax benefits for those items (by elimination of the valuation allowance) after the acquisition date resulted in a reduction of goodwill. This accounting treatment does not result in any change in liabilities to taxing authorities or in cash flows. SFAS No. 141R amends SFAS 109, “Accounting for Income Taxes” (“SFAS No. 109”), such that, upon adoption of SFAS No. 141R on January 1, 2009, the reversal of pre-acquisition valuation allowances will be recorded as a reduction of tax expense.

During 2007 and 2006, the Company increased its valuation allowance to reduce the U.K. deferred tax assets by $9 and $21, respectively, to reflect the amount considered more likely than not to be realized. At December 31, 2008 and 2007, the U.K. deferred tax assets have a full valuation allowance recorded against them.

The Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes: an interpretation of FASB Statement No. 109” (“FIN 48”), on January 1, 2007. This interpretation states that an “enterprise shall initially recognize the financial statement effects of a tax position where it is more likely than not, based on the technical merits, that the position will be sustained upon examination.” “More likely than not” is defined as a likelihood of greater than 50% based on the facts, circumstances and information available at the reporting date.

The total amount of the unrecognized tax benefits as of the date of adoption and December 31, 2007 and 2008 was $11, $20 and $32, respectively. There was no impact to the January 1, 2007 balance of accumulated deficit upon adoption of FIN 48.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Balance at January 1, 2007	$11
Additions based on tax positions related to the current year	1
Additions for tax positions of prior years	4
Additions for positions of new acquisitions	5
Decrease for tax positions of prior years	(1)

Balance at December 31, 2007	20
Additions for tax positions of prior years	15
Decrease for tax positions of prior years	(3)

Balance at December 31, 2008	$32

Included in the balance of unrecognized tax benefits at January 1, 2007, December 31, 2007 and 2008, are $4, $6 and $22, respectively of tax benefits that, if recognized, would affect the effective tax rate. The increase in the amount affecting the effective tax rate at December 31, 2008 is due to the adoption of SFAS No. 141R on January 1, 2009. The Company also recognizes interest accrued related to unrecognized tax benefits in interest expense, and penalties in income tax expense. The Company had approximately $18, $15 and $11 for the payment of interest and penalties accrued in other current liabilities and other deferred liabilities at December 31, 2008, 2007 and 2006, respectively. It is not expected that the amount of unrecognized tax benefits will change significantly in the next 12 months.

During 2007, the Company received notification from the Internal Revenue Service that its audit of the Company’s 2002, 2003 and 2004 tax years had resulted in the tax returns being accepted as filed, without change. Accordingly, the Company is no longer subject to U.S. federal income tax examination for periods prior to 2005. With respect to the United Kingdom, as of December 31, 2008, the Company is no longer subject to income tax inquiries by Her Majesty’s Revenue & Customs for the years up to and including 2004. The Company is also subject to taxation in various states and other foreign jurisdictions.

The Company and its subsidiaries’ income tax returns are routinely examined by various tax authorities. In connection with such examinations, tax authorities have raised issues and proposed tax adjustments. The Company is reviewing the issues raised and will contest any adjustments it deems inappropriate. In management’s opinion, adequate provision for income taxes has been made for all years that are open to audit.

16. REORGANIZATION ITEMS

Pre-confirmation Contingencies

During the years ended December 31, 2008, 2007 and 2006, the Company settled various third-party disputes and revised its estimated liability for other disputes related to periods prior to the emergence from chapter 11 proceedings. The Company has accounted for this in accordance with AICPA Practice Bulletin 11. The resulting net gain on the settlements and change in estimated liability of $10, $33, and $32 is included within net gain on pre-confirmation contingencies in the consolidated statement of operations for the years ended December 31, 2008, 2007 and 2006, respectively. The most significant portion of the gain is a result of settlements with certain tax authorities and changes in the estimated liability for other income and non-income tax contingencies. During 2007, the Company released a significant accrual relating to a foreign customs tax audit (see Note 21).

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

17. LOSS PER COMMON SHARE

The following is a reconciliation of the numerators and the denominators of the basic and diluted loss per share:

	Year Ended December 31,
	2008	2007	2006
	(as adjusted)	(as adjusted)	(as adjusted)
Net loss	$(284)	$(312)	$(328)
Preferred stock dividends	(4)	(4)	(3)

Loss applicable to common shareholders	$(288)	$(316)	$(331)

Weighted average common shares outstanding:
Basic and diluted	55,771,867	42,461,853	31,153,152

Loss applicable to common shareholders:
Basic and diluted loss per share	$(5.16)	$(7.44)	$(10.62)

The Company reported losses for the years ended December 31, 2008, 2007 and 2006. As a result, diluted loss per share is the same as basic in those periods, as any potentially dilutive securities would reduce the loss per share from continuing operations.

Diluted loss per share for the years ended December 31, 2008, 2007 and 2006 does not include the effect of the following potential shares, as they are anti-dilutive:

Potential common shares excluded from the calculation of diluted loss per share	Year Ended December 31,
	2008	2007	2006
		(millions)
Mandatorily convertible notes with controlling shareholder	—	—	15
5% Convertible Notes	6	6	6
Convertible preferred stock	18	18	18
Stock options	1	1	1
Restricted stock units	1	1	1
Performance restricted stock units	1	—	—

Total	27	26	41

18. STOCK-BASED COMPENSATION

The Company recognized $55, $51, and $24, respectively, of non-cash stock related expenses for the year ended December 31, 2008, 2007 and 2006. These expenses are included in selling, general and administrative expenses and real estate, network and operations in the consolidated statements of operations. Stock-related expenses for each period relate to share-based awards granted under Global Crossing Limited 2003 Stock Incentive Plan (the “2003 Stock Incentive Plan”) and reflect awards outstanding during such period, including awards granted both prior to and during such period. Under the 2003 Stock Incentive Plan, the Company is authorized to issue, in the aggregate, share-based awards of up to 19,378,261 common shares to employees, directors and consultants who are selected to participate. As of December 31, 2008, unrecognized compensation expense related to the unvested portion of all restricted stock units was approximately $33 and is expected to be recognized over the next 2.2 years.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

Sales Equity Program

During 2008, the Company adopted the Global Crossing Sales Equity Program (“Sales Equity Program”) for the Company’s sales, sales support and sales engineering employees excluding those in Latin America, Canada and Asia. This program allows management level employees to elect to receive 100% of their earned commissions in fully vested shares of common stock of GCL. Non-management employees can elect to receive 50% of their earned commissions in fully vested shares of common stock and the remaining 50% will be paid in cash. As an additional incentive for participating in the Sales Equity Program, the value of the portion to be paid in stock was increased by 5%, which was subsequently increased to 7.5% effective June 1, 2008. Included in the total 2008 non-cash stock related expenses was $10 related to this program. This program was cancelled in the fourth quarter of 2008.

Stock Options

Stock options are exercisable over a ten-year period, vest over a three-year period and have an exercise price range of $10.16 to $15.39 per share. No stock options were granted during 2006, 2007 and 2008.

Information regarding options outstanding for the years ended December 31, 2008, 2007 and 2006 is summarized below:

	Number Outstanding	Weighted Average Exercise Price
Balance as of January 1, 2006	2,146,227	$11.60
Exercised	(466,431)	$10.60
Forfeited	(54,066)	$11.77

Balance as of December 31, 2006	1,625,730	$11.88
Exercised	(351,447)	$11.22
Forfeited	(22,804)	$15.39

Balance as of December 31, 2007	1,251,479	$12.00
Exercised	(123,071)	$10.96
Forfeited	(165,994)	$15.34

Balance as for December 31, 2008	962,414	$11.55

The following table summarizes information concerning outstanding and exercisable options for the year ended December 31, 2008:

Exercise Prices	Number Outstanding	Options Outstanding		Options Exercisable
		Weighted- Average Remaining Contractual Life (in years)	Weighted- Average Exercise Price per Share	Number Exercisable	Weighted- Average Exercise Price per Share
$10.16	706,270	4.9	$10.16	706,270	$10.16
$15.39	256,144	6.0	$15.39	256,144	$15.39

Total	962,414	5.2	$11.55	962,414	$11.55

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

The weighted average remaining contractual term was 5.2 years for stock options exercisable as of December 31, 2008. Options outstanding and exercisable had no intrinsic value as of December 31, 2008 as all options have an exercise price exceeding the market price of a common share. The total intrinsic value for stock options exercised was $1, $5 and $5, during 2008, 2007 and 2006, respectively.

At December 31, 2008, there was no unrecognized compensation expense for stock options.

Restricted Stock Units

During the year ended December 31, 2008, the members of the Board of Directors and its Executive Committee were granted awards totaling 17,686 fully vested shares of common stock, representing both installments of the directors’ annual retainer fees that is payable in shares rather than cash. Also, during the year ended December 31, 2008, the members of the Board of Directors and its Executive Committee were granted awards totaling 50,112 restricted shares of common stock with a one year cliff vesting on June 24, 2009. These awards were made in accordance with the Company’s annual long-term incentive program for Board of Directors and Executive Committee members.

During the year ended 2008, in conjunction with the Company’s annual long-term incentive program for 2008, the Company awarded to certain employees 568,500 restricted stock units which vest on March 4, 2011. In addition, during 2008 several employees were granted small awards of unrestricted shares of common stock and restricted stock units which will vest in 2009.

During the year ended December 31, 2007, the members of the Board of Directors were granted awards totaling 15,402 fully vested unrestricted shares of common stock, representing both installments of the directors’ annual retainer fees that is payable in shares rather than cash. Also, during the year ended December 31, 2007, the members of the Board of Directors were granted awards totaling 29,040 unrestricted shares of common stock with a one year cliff vesting on June 12, 2008. These awards were made in accordance with the Company’s annual long-term incentive program for Board members.

During the year ended 2007, the Board of Directors approved a grant of awards under a special program to substantially all non-sales employees of the Company. The program was intended to retain and motivate the Company’s employees. The awards granted aggregated: (i) $3 of cash; and (ii) 1,194,880 restricted stock units that vest over a period of either six or twelve months from the date of grant. Also, during 2007, the Board of Directors approved a grant of awards under a special program related to the Impsat acquisition to key employees of the GC Impsat Segment and a limited group of ROW Segment employees involved in the Impsat integration. The program was intended to retain and motivate these employees through the integration of Impsat. The awards granted to non-executives aggregated 32,600 restricted stock units that vest over a period of twelve months from the date of grant. The awards granted to executives aggregated 20,736 restricted stock units that vest one-third per year over a three year period. In addition, in 2007 in conjunction with the Company’s annual long-term incentive program for 2007, the Company awarded to certain employees 333,400 restricted stock units which vest on March 13, 2010.

During the year ended December 31, 2007, certain executives of Impsat entered into employment agreements with the Company which included a special bonus program to encourage executive continuity to maximize the benefit of GCL’s acquisition of Impsat. This bonus program consisted of both time based and performance based components. The time based component vested on the earlier of: (a) 7.5 months from the acquisition date or (b) the date in which the executive is terminated without cause.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

During the year ended December 31, 2006 the Company awarded 440,200 restricted stock units to employees and 39,528 restricted stock units to members of the Company’s Board of Directors. The 39,528 restricted stock units awarded to members of the Board of Directors vested on August 15, 2007, subject to continued service on the board through the vesting date. The 440,200 restricted stock units awarded to employees are scheduled to vest on March 7, 2009; however, the chief executive officer’s performance shares also vest in full upon actual or constructive termination without cause (as determined in accordance with his employment agreement).

The following table summarizes restricted stock units granted, forfeited and canceled for the years ended December 31, 2008, 2007 and 2006:

	Number of Restricted Stock Units	Weighted- Average Issue Price
Balance as for January 1, 2006	1,067,138
Granted	479,728	$17.75
Vested	(356,052)
Vested RSUs withheld for tax purposes	(11,237)
Forfeited	(53,099)

Balance as of December 31, 2006	1,126,478
Granted	1,652,375	$27.09
Vested	(1,012,076)
Vested RSUs withheld for tax purposes	(83,142)
Forfeited	(310,779)

Balance as of December 31, 2007	1,372,856
Granted	674,566	$20.00
Vested	(485,709)
Vested RSUs withheld for tax purposes	(148,976)
Forfeited	(193,596)

Balance as of December 31, 2008	1,219,141

Performance Share Grants

In connection with the Company’s annual long-term incentive program for 2008, the Company awarded to certain employees 936,500 performance share opportunities which vest on December 31, 2010 and must be paid out by March 15, 2011, subject to continued employment through the vesting date and subject to earlier pro-rata payout in the event of death or long-term disability. Each participant’s target performance share opportunity is based on total shareholder return over a three year period as compared to two peer groups. Depending on how the Company ranks in total shareholder return as compared to the two peer groups, each performance share grantee may earn 0% to 200% of the target number of performance shares. No payout will be made if the average ranking of the Company’s total shareholder return relative to each of the two peer groups (weighted equally) is below the 30th percentile, and the maximum payout of 200% will be made if such average ranking is at or above the 80th percentile.

In connection with the Company’s annual long-term incentive program for 2007, the Company awarded to certain employees 397,000 performance share opportunities which vest on December 31, 2009, in each case

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

subject to continued employment through the vesting date and subject to earlier pro-rata payout in the event of death or long-term disability. Each performance share grantee can earn (i) 50% of his or her target award for a given opportunity if the threshold financial performance goal for that opportunity is achieved, (ii) 100% of his or her target award for a given opportunity if the target financial performance goal for that opportunity is achieved or (iii) 150% of his or her target award for a given opportunity if the maximum financial performance goal for that opportunity is achieved. No payout will be made for performance below threshold, and the payout for performance above maximum is capped at 150% of the target opportunity. Actual payouts will be calculated using interpolation between threshold and target or target and maximum, as applicable. The total performance share opportunity of each participant in this program comprises three separate award opportunities based on measures of combined 2007 and 2008 earnings, cash use, and adjusted gross margin attributable to the Company’s enterprise, carrier data and indirect sales channels.

During the year ended December 31, 2007, certain executives of Impsat entered into employment agreements with the Company which include a special bonus program to encourage executive continuity to maximize the benefit of GCL’s acquisition of Impsat. This bonus program consists of both time based and performance based components. The performance based component was paid on August 31, 2008, based on the achievement of certain performance metrics for a performance period of July 1, 2007 to June 30, 2008. These executives are also entitled to participate in the 2007 Bonus Program, as modified such that the targets for the portion of the year prior to the acquisition of Impsat are based on Impsat’s standalone financial results, and to receive a guaranteed annual bonus to be paid out to these executives regardless of whether Company targets are met. These bonuses were paid in unrestricted shares of common stock of GCL; however GCL retains discretion to use cash rather than shares.

During the year ended December 31, 2006, the Company awarded 522,800 performance share opportunities to officers of the Company under the 2003 Stock Incentive Plan. The performance share opportunities vest and convert into common shares on December 31, 2008, and are subject to continued employment through the vesting date and subject to earlier pro-rata payout in the event of death or long-term disability. Each performance share grantee can earn (i) 50% of his or her target award for a given opportunity if the threshold financial performance goal for that opportunity is achieved, (ii) 100% of his or her target award for a given opportunity if the target financial performance goal for that opportunity is achieved or (iii) 150% of his or her target award for a given opportunity if the maximum financial performance goal for that opportunity is achieved or exceeded. No payout will be made for performance below threshold. Actual payouts will be calculated using interpolation between threshold and target or target and maximum, as applicable. The total performance share opportunity of each participant in this program comprises three separate award opportunities based on measures of combined 2006 and 2007 earnings, cash use, and gross margin attributable to the Company’s enterprise, carrier data, and indirect sales channels. Under the 2006 long term incentive program, 43,216 common shares vested of which 10,031 were withheld in connection with the payment of related withholding taxes for executive officers and certain other employees restricted from selling their shares of Company stock due to legal restrictions applicable to corporate insiders.

Annual Bonus Program

During 2008, the Board of Directors of the Company adopted the 2008 Annual Bonus Program (the “2008 Bonus Program”). The 2008 Bonus Program is an annual bonus applicable to substantially all non-sales employees of the Company, which is intended to retain such employees and to motivate them to achieve the Company’s financial and business goals. Each participant is provided a target award under the 2008 Bonus Program expressed

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

as a percentage of base salary. Actual awards under the 2008 Bonus Program are paid only if the Company achieves specified thresholds for earnings, net change in unrestricted cash and cash equivalents and/or customer satisfaction. The payout for each performance opportunity is calculated independently. Effective February 12, 2009, the Compensation Committee and Board of Directors certified the financial results and approved the payout which will be made primarily in restricted stock units vesting no later than April 8, 2009 (see Note 26). The amount of the shares to be paid was set using a 30-day average of the Company’s Common Stock. As of December 31, 2008, $31 has been accrued for this bonus plan, including employer liability for payroll taxes and charges which is included in other current liabilities and other deferred liabilities.

During the year ended December 31, 2007, the Board of Directors adopted the 2007 Annual Bonus Program (the “2007 Bonus Program”). The 2007 Bonus Program was an annual bonus program for substantially all non-sales employees of the Company intended to retain such employees and to motivate them to help the Company achieve its financial goals. Each participant was provided a target award under the 2007 Bonus Program expressed as a percentage of base salary. Actual awards under the 2007 Bonus Program were paid only if the Company achieved specified earnings and cash use goals. Bonus payouts under the 2007 Bonus Program were made in unrestricted shares of common stock of the Company; provided that the Compensation Committee of the Board of Directors retained discretion to use cash rather than shares as it deemed fit. To the extent common shares were used for payment of bonus awards, such shares were valued based on the closing price on the NASDAQ National Market on the date determined by the Compensation Committee of the Board of Directors at the time the Committee certified the financial results. Under the 2007 annual bonus program, 690,159 common shares vested in March 2008 of which 28,877 were withheld in connection with the payment of related withholding taxes for executive officers and certain other employees restricted from selling their shares of Company stock due to legal restrictions applicable to corporate insiders.

During the year ended December 31, 2006, the Board of Directors of the Company adopted the 2006 Annual Bonus Program (the “2006 Bonus Program”). The 2006 Bonus Program was an annual bonus applicable to substantially all employees of the Company, which was intended to retain such employees and to motivate them to help the Company achieve its financial goals. Each participant was provided a target award under the 2006 Bonus Program expressed as a percentage of base salary. Actual awards under the 2006 Bonus Program were to be paid only if the Company achieved specified earnings and cash flow goals. No payouts were awarded under this program as none of the financial target thresholds were met.

19. EMPLOYEE BENEFIT PLANS

Defined Contribution Plans

The Company sponsors a number of defined contribution plans. The principal defined contribution plans are discussed individually below. Other defined contribution plans are not individually significant and therefore have been summarized in aggregate below.

The Global Crossing Employees’ Retirement Savings Plan (the “401(k) Plan”) qualifies under Section 401(k) of the Internal Revenue Code. Each eligible employee may contribute on a tax-deferred basis a portion of his or her annual earnings not to exceed certain limits. The Company provides 100% matching contributions up to the first 1% of eligible compensation and 50% matching contributions up to the next 5% of eligible compensation. The Company’s contributions to the 401(k) Plan vest immediately. Expenses recorded by the Company relating to the 401(k) Plan for the years ended December 31, 2008, 2007 and 2006 were approximately $5, $4, and $4, respectively. Effective March 2009 the Company will suspend matching employee contributions to this plan.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

The Company maintains a defined contribution plan, the Global Crossing Pension Scheme, for the employees of GCUK. Each eligible employee contributes on a tax-deferred basis 4% of his or her annual basic salary. The Company contributes 8% of salary. Expenses recorded by the Company relating to this plan were approximately $3, $2, and $3 for the years ended December 31, 2008, 2007 and 2006, respectively.

Other defined contribution plans sponsored by the Company are individually not significant. On an aggregate basis the expenses recorded by the Company relating to these plans were approximately $3, $2, and $2, for the years ended December 31, 2008, 2007 and 2006, respectively.

Defined Benefit Plans

The Company sponsors both contributory and non-contributory employee pension plans available to eligible employees of Global Crossing North America, Inc. and GCUK. The plans provide defined benefits based on years of service and final average salary.

Global Crossing North America, Inc.’s pension plan was frozen on December 31, 1996. As of that date, all existing plan participants became 100% vested and all employees hired thereafter are not eligible to participate in the plan.

GCUK has two separate pension plans: the Global Crossing Pension Scheme (“GCUK Pension Plan”) and the Global Crossing Shared Cost Section of the Railways Pension Scheme (“GCUK Railway Pension Plan”). Both pension plans were closed to new employees on December 31, 1999. The GCUK Railway Pension Plan is a pension plan that splits the costs 60%/40% between the Company and the employees, respectively.

The Company uses a December 31 measurement date for all pension plans.

Changes in the projected benefit obligation for all pension plans sponsored by the Company are as follows:

	Pension Plans
	December 31,
	2008	2007
Projected benefit obligation at beginning of period	$108	$109
Service cost	2	2
Interest cost	6	6
Actuarial gain	(10)	(6)
Benefits paid	(2)	(4)
Foreign exchange	(25)	1

Projected benefit obligation at end of period	$79	$108

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

Change in the fair value of assets for all pension plans sponsored by the Company are as follows:

	Pension Plans
	December 31,
	2008	2007
Fair value of plan assets at beginning of period	$101	$95
Actual return on plan assets	(20)	8
Employer contribution	2	1
Benefits paid	(2)	(4)
Foreign exchange	(19)	1

Fair value of plan assets at end of period	$62	$101

The funded status for all pension plans sponsored by the Company is as follows:

	Pension Plans
	December 31,
	2008	2007
Funded status	$(17)	$(7)
Funded status attributable to employees	4	1

Accrued benefit cost, net	$(13)	$(6)

The total accumulated benefit obligation for all pension plans sponsored by the Company is $70 and $91, at December 31, 2008 and 2007, respectively.

The GCUK Railway Pension Plan projected benefit obligation exceeded the fair value of plan assets at December 31, 2008 and 2007. The projected benefit obligation and fair value of plan assets for this plan was $51 and $40, respectively at December 31, 2008 and $76 and $73, respectively at December 31, 2007.

The GCUK Pension Plan projected benefit obligation exceeded the fair value of plan assets at December 31, 2008 and 2007. The projected benefit obligation and fair value of plan assets for this plan is $13 and $8, respectively at December 31, 2008 and $20 and $10, respectively at December 31, 2007.

Details on the effect on operations of the Company’s pension plans are as follows:

	Pension Plans
	Year End December 31, 2008	Year End December 31, 2007	Year End December 31, 2006

Service cost	$2	$2	$2
Interest cost on projected benefit obligation	4	4	3
Expected return on plan assets	(5)	(5)	(4)

Net cost	$1	$1	$1

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

Actuarial assumptions used to determine benefit obligations for the Company’s pension plans are as follows:

	December 31,
	2008	2007
Discount rate	5.6%-5.90%	5.6%-6.25%
Compensation increases	4.00%	4.00%
Expected return on assets	4.5%-8.5%	4.2%-8.5%

Actuarial assumptions used to determine net periodic benefit costs for the Company’s pension plans are as follows:

	December 31,
	2008	2007	2006
Discount rate	5.60%-6.25%	5.0%-6.0%	4.75%-6.0%
Compensation increases	4.00%	3.75%	3.75%

Investment strategies for the two significant pension plans are as follows:

The GCUK Railway Pension Plan, which represents approximately 64% of the Company’s total plan assets as at December 31, 2008, is invested in 56% equity securities, 14% bonds, 20% real estate and 10% other assets. The current planned asset allocation strategy was determined with regard to actuarial characteristics of the GCUK Railway Pension Plan. It is based on the assumption that equities would outperform bonds over the long term and is consistent with the overall objective of long-term capital growth. The expected long-term rate of return on plan assets was calculated by the plan actuary and is based on historic returns each asset class held by the plan at the beginning of the year.

The Global Crossing North America, Inc. pension plan, which represents approximately 23% of the Company’s total plan assets at December 31, 2008, is invested 67% in equity securities and 33% bonds, which matches the target asset allocation. The target asset allocation has been derived based on the assumption that equities would outperform bonds over the long term and is consistent with the objective of long-term capital growth. The expected long-term rate of return on plan assets was calculated by the plan actuary and is based on historic returns each asset class held by the plan at the beginning of the year.

Total plan assets are invested as follows:

	Pension Plans
	December 31,
	2008	2007
Equity securities	53%	56%
Debt securities	28%	25%
Real estate	13%	11%
Other	6%	8%

Total	100%	100%

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

The Company expects to make total contributions of approximately $2 in 2009 in respect of all pension plans.

Information for pension plan with an accumulated benefit obligation in excess of plan assets

As at December 31, 2008 and 2007 the accumulated benefit obligation (“ABO”) of the GCUK Pension Plan exceeded the fair value of the GCUK Pension Plan’s assets by $1 and $5, respectively. The ABO and fair value of assets relating to the GCUK Pension Plan were $9 and $8, respectively, at December 31, 2008, and $15 and $10, respectively, at December 31, 2007.

As at December 31, 2008 the ABO of the GCUK Railway Pension Plan exceeded the fair value of the GCUK Railway Plan’s assets by $7. The ABO and fair value of assets relating these plans were $47 and $40, respectively.

Details of the effect on operations of the GCUK Pension Plan and GCUK Railway Pension Plan are as follows:

	Pension Plans
	Year End December 31, 2008	Year End December 31, 2007	Year End December 31, 2006
Service cost	$1	$1	$1
Interest cost on projected benefit obligation	4	1	—
Expected return on plan assets	(3)	—	—

Net cost	$2	$2	$1

None of the Company’s other pension plans’ ABO exceeded the fair value of their respective pension plans assets at December 31, 2008.

Benefit Payments

The following table summarizes expected benefit payments from the Company’s various pension plans through 2018. Actual benefits payments may differ from expected benefit payments.

Pension Plans
2009	$2
2010	2
2011	2
2012	3
2013	3
2014-2018	14

20. FINANCIAL INSTRUMENTS

The carrying amounts for cash and cash equivalents, restricted cash and cash equivalents, accounts receivable, accrued expenses and obligations under capital leases approximate their fair value. The fair values of the Company’s debt and derivative instruments are based on market quotes and management estimates.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

Management believes the carrying value of other debt approximates fair value as of December 31, 2008 and 2007, respectively. The fair values of our debt, derivative instruments and marketable securities are as follows:

	December 31,
	2008		2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(as adjusted)		(as adjusted)
GCUK Notes	$427	$250	$517	$522
5% Convertible Notes	122	75	115	169
GC Impsat Notes	225	135	225	211
Term Loan Agreement	344	189	348	348
Term Loan Interest Rate Swaps & Caps, liability	—	—	1	1
GCUK cross-currency interest rate swap, liability/(asset)	(4)	(4)	4	4
Other debt	35	35	41	41
Marketable securities	4	4	10	10

21. COMMITMENTS, CONTINGENCIES AND OTHER

Contingencies

Amounts accrued for contingent liabilities are included in other current liabilities and other deferred liabilities at December 31, 2008 and 2007. In accordance with SFAS 5, “Accounting for Contingencies,” the Company makes a provision for a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. In accordance with FASB Interpretation No. 14, “Reasonable Estimation of the Amount of a Loss (an interpretation of FASB Statement No. 5)”, where it is probable that a liability has been incurred and there is a range in the expected loss and no amount in the range is more likely than any other amount, the Company accrues the low end of the range. These provisions are reviewed at least quarterly and adjusted to reflect the impacts of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular case. Although the Company believes it has adequate provisions for the following matters, litigation is inherently unpredictable and it is possible that cash flows or results of operations could be materially and adversely affected in any particular period by the unfavorable resolution or disposition of one or more of these contingencies. The following is a description of the material legal proceedings involving the Company commenced or pending during 2008.

AT&T Corp. (SBC Communications) Claim

On November 17, 2004, AT&T’s LEC affiliates commenced an action against the Company and other defendants in the U.S. District Court for the Eastern District of Missouri. The complaint alleges that the Company, through certain unnamed intermediaries, which are characterized as “least cost routers,” terminated long distance traffic to avoid the payment of interstate and intrastate access charges.

The complaint alleges five causes of action: (1) breach of federal tariffs; (2) breach of state tariffs; (3) unjust enrichment (in the alternative to the tariff claims); (4) fraud; and (5) civil conspiracy. Although the complaint does not contain a specific claim for damages, plaintiffs allege that they have been damaged in the amount of approximately $20 for the time period of February 2002 through August 2004. The complaint also seeks an injunction against the use of “least cost routers” and the avoidance of access charges. The Company filed a

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

motion to dismiss the complaint on January 18, 2005, which motion was mooted by the filing of a first amended complaint on February 4, 2005. The first amended complaint added as defendants five competitive local exchange carriers and certain of their affiliates (none of which is affiliated with the Company) and re-alleged the same five causes of action. The Company filed a motion to dismiss the first amended complaint on March 4, 2005. On August 23, 2005, the Court referred a comparable case to the Federal Communications Commission (“FCC”) and the FCC has sought comments on the issues referred by the Court. The Company filed comments in the two declaratory judgment proceedings occasioned by the Court’s referral. On February 7, 2006, the Court entered an order: (a) dismissing AT&T’s claims against Global Crossing to the extent that such claims arose prior to December 9, 2003 by virtue of the injunction contained in the joint plan of reorganization (the “Plan of Reorganization”) of the Company’s predecessor and a number of its subsidiaries (collectively, the “GC Debtors”) which became effective on that date; and (b) staying the remainder of the action pending the outcome of the referral to the FCC described above. On February 22, 2006, AT&T moved the Court to reconsider its decision of February 7, 2006 to the extent that it dismissed claims that arose prior to December 9, 2003. The Company filed its response to the motion on March 6, 2006, requesting that the Court deny the motion. On May 31, 2006, the Court entered an order denying plaintiffs’ motion for reconsideration without prejudice. On April 15, 2008, plaintiffs moved to vacate the stay entered by the Court on the grounds of inaction by the FCC. The Court denied the motion to vacate and the plaintiffs have requested reconsideration. That request is presently pending before the Court.

Claim by the U.S. Department of Commerce

A claim was filed in the Company’s bankruptcy proceedings by the U.S. Department of Commerce (the “Commerce Department”) on October 30, 2002 asserting that an undersea cable owned by Pacific Crossing Ltd., a former subsidiary of the Company (“PCL”) violates the terms of a Special Use permit issued by the National Oceanic and Atmospheric Administration (“NOAA”). The Company believes responsibility for the asserted claim rests entirely with the Company’s former subsidiary. On November 7, 2003, the Company and the Global Crossing Creditors’ Committee filed an objection to this claim with the Bankruptcy Court. Subsequently, the Commerce Department agreed to limit the size of the pre-petition portion of its claim to $14. An identical claim that had been filed in the bankruptcy proceedings of PCL was settled in principle in September 2005 and was subsequently approved by the court as part of the PCL plan of reorganization confirmed in an order dated November 10, 2005. The Company initiated preliminary discussions with the Commerce Department and its Justice Department attorneys as to the impact that settlement has on the claim against the Company. The Commerce Department continues to consider its position on the matter.

Qwest Rights-of-Way Litigation

In May 2001, a purported class action was commenced against three of the Company’s subsidiaries in the U.S. District Court for the Southern District of Illinois. The complaint alleges that the Company had no right to install a fiber-optic cable in rights-of-way granted by the plaintiffs to certain railroads. Pursuant to an agreement with Qwest Communications Corporation, the Company has an indefeasible right to use certain fiber-optic cables in a fiber-optic communications system constructed by Qwest within the rights-of-way. The complaint alleges that the railroads had only limited rights-of-way granted to them that did not include permission to install fiber-optic cable for use by Qwest or any other entities. The action has been brought on behalf of a national class of landowners whose property underlies or is adjacent to a railroad right-of-way within which the fiber-optic cables have been installed. The action seeks actual damages in an unstated amount and alleges that the wrongs done by the Company involve fraud, malice, intentional wrongdoing, willful or wanton conduct and/or reckless disregard

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

for the rights of the plaintiff landowners. As a result, plaintiffs also request an award of punitive damages. The Company made a demand of Qwest to defend and indemnify the Company in the lawsuit. In response, Qwest has appointed defense counsel to protect the Company’s interests.

The Company’s North American network includes capacity purchased from Qwest on an IRU basis. Although the amount of the claim is unstated, an adverse outcome could have an adverse impact on the Company’s ability to utilize large portions of the Company’s North American network. This litigation was stayed against the Company pending the effective date of the Plan of Reorganization, and the plaintiffs’ pre-petition claims against the Company were discharged at that time in accordance with the Plan of Reorganization. By agreement between the parties, the Plan of Reorganization preserved plaintiffs’ rights to pursue any post-confirmation claims of trespass or ejectment. If the plaintiffs were to prevail, the Company could lose its ability to operate large portions of its North American network, although it believes that it would be entitled to indemnification from Qwest for any losses under the terms of the IRU agreement under which the Company originally purchased this capacity. As part of a global resolution of all bankruptcy claims asserted against the Company by Qwest, Qwest agreed to reaffirm its obligations of defense and indemnity to the Company for the assertions made in this claim. In September 2002, Qwest and certain of the other telecommunication carrier defendants filed a proposed settlement agreement in the U.S. District Court for the Northern District of Illinois. On July 25, 2003, the court granted preliminary approval of the settlement and entered an order enjoining competing class action claims, except those in Louisiana. The settlement and the court’s injunction were opposed by a number of parties who intervened and an appeal was taken to the U.S. Court of Appeals for the Seventh Circuit (“Court of Appeals”). In a decision dated October 19, 2004, the Court of Appeals reversed the approval of the settlement and lifted the injunction. The case has been remanded to the District Court for further proceedings.

Foreign Income Tax Audit

A tax authority in South America issued a preliminary notice of findings based on an income tax audit for calendar years 2001 and 2002. The examiner’s initial findings took the position that the Company incorrectly documented its importations and incorrectly deducted its foreign exchange losses against its foreign exchange gains on loan balances. An official assessment of $26, including potential interest and penalties, was issued in 2005. Due to accrued interest and foreign exchange effects the total exposure has increased to $50. The Company challenged the assessment and commenced litigation in September 2006 to resolve its dispute with the tax authority.

Claim by Pacific Crossing Limited

This claim arises out of the management of the PC-1 trans-Pacific fiber-optic cable, which was constructed, owned and operated by PCL. PCL asserts that the Company and Asia Global Crossing, another former subsidiary of the Company, breached their fiduciary duties to PCL, improperly diverted revenue derived from sales of capacity on PC-1, and failed to account for the way revenue was allocated among the corporate entities involved with the ownership and operation of PC-1. The claim also asserts that revenues derived from operation and maintenance fees were also improperly diverted and that PCL’s expenses increased unjustifiably through agreements executed by the Company and Asia Global Crossing Limited on behalf of PCL. To the extent that PCL asserted the foregoing claims were prepetition claims, PCL has settled and released such claims against the Company.

During the pendency of the Company’s Chapter 11 proceedings, on January 14, 2003, PCL filed an administrative expense claim in the GC Debtors’ bankruptcy court for approximately $8 in post-petition services

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

plus unliquidated amounts arising from the Company’s alleged breaches of fiduciary duty and misallocation of PCL’s revenues. The Company objected to the claim and asserted that the losses claimed were the result of operational decisions made by PCL management and its corporate parent, Asia Global Crossing. On February 4, 2005, PCL filed an amended claim in the amount of approximately $79 claiming the Company failed to pay revenue for services and maintenance charges relating to PC-1 capacity and failed to pay PCL for use of the related cable stations and seeking to recover a portion of the monies received by the Company under a settlement agreement entered into with Microsoft Corporation and an arbitration award against Softbank. The Company filed an objection to the amended claim seeking to dismiss, expunge and/or reclassify the claim and PCL responded by filing a motion for partial summary judgment claiming approximately $22 for the capacity, operations and maintenance charges and co-location charges and up to approximately $78 for the Microsoft and Softbank proceeds. PCL’s claim for co-location charges (which comprised approximately $2 of the total claim) was settled.

Subsequently (and pursuant to a new scheduling order agreed to by the parties), the parties agreed to hold the Company’s motion to dismiss in abatement and PCL agreed not to proceed with its partial summary judgment motion and to file a new summary judgment motion. On June 5, 2006 PCL filed a new motion for partial summary judgment claiming not less than $2 for revenues for short term leases on PC-1, not less than $6 in respect of operation and maintenance fees paid to the Company by its customers for capacity on PC-1 and an unspecified amount to be determined at trial in respect of the Microsoft/ Softbank Claim. The Company filed a response to that motion on June 26, 2006, together with a cross motion for partial summary judgment on certain of PCL’s administrative claims. On August 28, 2006, PCL replied to the Company’s response to PCL’s new motion for partial summary judgment and responded to the Company’s cross motion for partial summary judgment. On November 20, 2006, the Company filed its reply to PCL’s response to the Company’s cross motion for partial summary judgment.

The parties have agreed to a non-binding mediation of their competing administrative claims (including the Company’s claim filed against PCL in its separate bankruptcy case). The parties have completed one day of mediation and have exchanged certain documents in connection with the mediation, but have not yet concluded the mediation. The current court proceedings have been stayed until completion of mediation.

Impsat Employee Severance Disputes

A number of former directors and executive officers of Impsat have asserted claims (including accrued interest and attorney fees) in excess of $30 for separation pay, severance, commissions, pension benefits, unpaid vacation pay, breach of employment contracts and unpaid performance bonuses as a result of their separation from Impsat shortly after the acquisition of Impsat by the Company.

The Company has been in negotiations with the claimants over the amount of their claims and other issues arising out of their departure. In October 2007, a former director and officer commenced litigation seeking to recover damages from the Company for alleged separation benefits and compensation. The Company has responded seeking dismissal of the claim based on lack of jurisdiction but such defense was rejected by the court and the case has moved to the evidentiary stage. In November 2007, a former officer served the Company a complaint claiming damages. The case is now in the evidentiary stage. In July 2008, a former officer commenced formal judicial proceedings on his claim and the Company responded seeking dismissal of the claim based on lack of jurisdiction. Such defense was rejected by the court and the case will now continue. The Company has replied timely in each case and will be vigorously defending against these claims.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

Buenos Aires Antenna Tax Liability

The Government of the City of Buenos Aires (“GCBA”) established a tax applicable to private companies owning antennas with supporting structures, whether in service or not, in the amount set forth in the annual tariff law for the use of the public and private air space (the “Antenna Fees”).

Since September 2003, the GCBA has periodically notified Impsat of the Antenna Fees which aggregates approximately $62, including interest, and requested payment. Impsat has administratively disputed each of these notifications and in the administrative proceeding questioned the legality and constitutionality of the tax on various grounds, including that: (1) air rights belong to the owner of the underlying private property and GCBA’s charge for use of privately owned air rights is confiscatory and incompatible with the constitutional right of property; (2) Argentine federal telecommunications law exempts the use and occupation of public air space for the purposes of providing public telecommunications service from any charge; (3) the tax that GCBA is trying to impose is excessive and confiscatory; and (4) the GCBA has significantly overstated the number and height of the antennas owned by Impsat that are subject to the tax. Impsat continues to dispute the Antenna Fees and, to date, no summary collection action has been commenced by GCBA on the unpaid Antenna Fees.

In July 2008, Impsat filed an action in the Argentine Federal Courts in Buenos Aires seeking a declaration that the Antenna Fees are unconstitutional and illegal. The request is still pending. In December 2008, the GCBA amended its regulations and those amendments resulted in a significant reduction in the Antenna Fees. The Company is working to determine the final impact those changes will have on its exposure.

Brazilian Tax Claims

In October 2004, the Brazilian tax authorities issued two tax infraction notices against Impsat for the collection of the Import Duty and the Tax on Manufactured Products, plus fines and interests. The notice informed Impsat Brazil that the taxes were levied because a specific document (Declaração de Necessidade—”Statement of Necessity”) was not provided by Impsat Brazil at the time of importation, in breach of MERCOSUR rules. Oppositions were filed on behalf of Impsat Brazil arguing that the Argentine exporter (Corning Cable Systems Argentina S.A.) complied with the MERCOSUR rules and a favorable first instance decision was granted. However, due to the amount involved, the case was remitted to the official compulsory review by the Federal Taxpayers Council. The administrative final decision is still pending.

In addition, in December 2004, the tax authorities of the State of São Paulo, in Brazil, issued an infraction notice against Impsat Brazil for collection of Tax on Distribution of Goods and Services (“ICMS”) supposedly due on the lease of movable properties by comparing such activity to communications services, on which the ICMS state tax is actually levied. A defense was filed on behalf of Impsat Brazil, arguing that the lease of assets could not be treated as a communication service subject to ICMS. The defense was rejected in the first administrative level, and an appeal to State Administrative Court was then filed, which is pending judgment. Impsat believes there are good grounds to have the tax assessment cancelled. However, if the tax assessment is not cancelled at the administrative level for any reason, judicial measures may be adopted to remove such tax assessment.

Paraguayan Government Contract Claim

The National Telecommunications Commission of Paraguay (“CONATEL”) has commenced administrative investigations against a joint venture between GC Impsat’s Argentine subsidiary and Electro Import

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

S.A. (“JV 1”) and another joint venture between GC Impsat’s Argentine subsidiary and Loma Plata S.A. (“JV 2”), for breach of contract and breach of licensee’s obligations by each of such joint ventures.

In December 2000, after a public bidding process, JV 1 was awarded a contract, with funding, and a universal service license for the design, supply, installation, launch, operation and maintenance of a telecommunications system for public telephones and/or phone booths in certain specified locations in Paraguay. In 2005, CONATEL initiated an administrative investigation due to an alleged breach of contract by JV 1, as well as a criminal investigation pursuant to which two officers of Impsat’s Argentine subsidiary were preliminarily indicted. As a result of such investigation, CONATEL resolved to: (i) determine JV 1’s liability as to the breach of its contract and its legal obligations as licensee of the Universal Service; (ii) revoke the license granted; (iii) terminate the contract due to JV 1’s default; (iv) impose a fine; (v) foreclose on the insurance policy; and (vi) seize the equipment already installed by JV 1.

JV 1 moved for injunctive protection and the reconsideration and annulment of the above referred resolution, based on force majeure and violation of due process defenses. CONATEL filed a motion to dismiss such action, based on the lack of standing to sue, as well as on failure to state a claim upon which relief may be granted. A final judgment regarding CONATEL’s motions must be obtained, prior to moving forward with the following stages on this administrative claim (answer to the claim, evidentiary stage, etc.).

In September 2007, an agreement was reached with the prosecution to conditionally suspend the criminal proceedings against the Company’s employees, and to have the charges ultimately dismissed. The agreement was approved by the Court on November 28, 2007. In a decision dated February 3, 2009, the conditional suspension of criminal charges was finalized by the Court and all criminal charges against the individual employees of the Company have now been dismissed.

In 2001, after a public bidding process, JV 2 was awarded a contract, with funding, for the installation and deployment of public telephones and/or telephone booths in certain specified locations in Paraguay. JV 2 was required to install and start operating all the required equipment within twelve months of the execution of the contract. In January 2003, JV 2 requested an extension of the twelve month term from CONATEL as a result of force majeure which prevented it from completing the installation of the committed number of remote terminals within the agreed time period. CONATEL denied the request and decided to terminate the contract based on JV 2’s default.

JV 2 then filed a claim before the Administrative Court requesting the annulment of the termination and seeking a stay of the challenged administrative acts. After the legal term to respond to JV 2’s request had lapsed, JV 2 filed a motion to continue the proceedings in CONATEL’s absence. The Administrative Court denied the motion and accepted CONATEL’s late presentation, opening the proceeding’s evidentiary period. JV2 filed an appeal before the Supreme Court, which was rejected on August 31, 2007. JV2 filed a reinstatement and clarification motion against the Supreme Court’s resolution on September 5, 2007. The Supreme Court dismissed the reinstatement motion and remitted the proceedings back to the Administrative Court on February 4, 2008. The parties were instructed to file evidence in connection with deadlines set forth for the evidentiary period. On May 2, 2008, the Company timely filed its evidence before the Court.

Customer Bankruptcy Claim

During 2007 the Company commenced default and disconnect procedures against a customer for breach of a sales contract based on the nature of the customer’s traffic, which renders the contract highly unprofitable to the

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

Company. After the process was begun, the customer filed for bankruptcy protection, thereby barring the Company from taking further disconnection actions against the customer. The Company commenced an adversary proceeding in the bankruptcy court, asserting a claim for damages for the customer’s alleged breaches of the contract and for a declaration that, as a result of these breaches, the customer may not assume the contract in its reorganization proceedings.

The customer has filed several counterclaims against the Company alleging various breaches of contract for attempting improperly to terminate service, for improperly blocking international traffic, for violations of the Communications Act of 1934 and related tort-based claims. The Company notified the customer that the Company would be raising its rates and the Company subsequently filed a motion with the court seeking additional adequate assurance, or an order allowing the Company to terminate the customer’s service, based upon the rate change. The customer amended its counter claims to assert claims for breach of contract based upon the rate increase.

After the filing of motions and responses, the Court issued an opinion on these matters on July 3, 2008. The Court held that the agreement did not permit the Company to increase the rates in the manner it did and that the Company: (a) breached the sales contract in so doing; and (b) is therefore not entitled to additional adequate assurance. The Court did, however, permit the Company to amend its complaint to plead a rescission claim, which the Company filed on July 14, 2008. The Company also filed notices of appeal of these rulings with the United States District Court of the Southern District of New York, but those appeals were ultimately dismissed for untimeliness, without prejudice to later appeals on the merits. In the meantime, the case is continuing in the bankruptcy court with respect to the remaining liability issues and damages in the adversary proceeding. While the customer has alleged damages in amounts that would be very material to the Company, we believe that we have valid defenses to limit the amount of these damages. The parties exchanged expert reports in 2008 and the matter is presently scheduled for trial in 2009. The Company has also moved to dismiss the customer’s bankruptcy case for failure to comply with the “small business” provisions of the Bankruptcy Code. That motion is scheduled to be heard by the Bankruptcy Court on March 5, 2009. The Company anticipates that the customer will oppose the motion.

Universal Service Notice of Apparent Liability

On April 9, 2008, the FCC released a Notice of Apparent Liability for Forfeiture finding that subsidiaries of Global Crossing North America, Inc. apparently violated the Communications Act of 1934, as amended, and the FCC’s rules, by willfully and repeatedly failing to contribute fully and timely to the federal Universal Service Fund and the Telecommunications Relay Service Fund. The FCC alleges that, since emergence from bankruptcy, the Company has had a history of making its contributions to the funds late or, in certain months, making only partial contributions or not making any contributions. The FCC has proposed to assess a forfeiture of approximately $11. The Company believes that it has several defenses to the proposed forfeiture. The Company and the FCC are attempting to negotiate a resolution and the due date for the Company’s response has been held in abeyance.

Commitments

Cost of Access, Third Party Maintenance and Other Purchase Commitment Obligations

The Company has purchase commitments with third-party access vendors that require it to make payments to purchase network services, capacity and telecommunications equipment through 2013. Some of these access vendor commitments require the Company to maintain minimum monthly and/or annual billings, in certain cases

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

based on usage. In addition, the Company has purchase commitments with third parties that require it to make payments for maintenance services for certain portions of its network through 2026. Further, the Company has purchase commitments with other vendors.

The following table summarizes the Company’s purchase commitments at December 31, 2008:

	Total	Less than 1 year (2009)	1-3 years (2010-2011)	3-5 years (2012-2013)	More than 5 years
Cost of access services	$353	$206	$134	$13	$—
Third-party maintenance services	339	63	74	36	166
Other purchase obligations	221	161	43	6	11

Total	$913	$430	$251	$55	$177

Operating leases—The Company as Lessee

The Company has commitments under various non-cancelable operating leases for office and equipment space, automobiles, equipment rentals, network capacity contracts and other leases. Estimated future minimum lease payments on operating leases are approximately as follows:

Year Ending December 31,
2009	$105
2010	95
2011	84
2012	81
2013	75
Thereafter	440

Total	$880

The schedule of future minimum lease payments above does not include operating lease obligations related to restructured properties (see note 3).

Rental expense related to office and equipment space, automobiles, equipment rentals and other leases for the years ended December 31, 2008, 2007 and 2006 was $121, $99 and $86, respectively.

Sublease Income

The Company has various sublet arrangements with third parties. Estimated future minimum lease receipts are approximately as follows:

Year Ending December 31,
2009	$5
2010	4
2011	4
2012	5
2013	2
Thereafter	4

Total	$24

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

The schedule of future minimum lease receipts above does not include lease obligations related to restructured properties.

Sublease income for the years ended December 31, 2008, 2007 and 2006 was $7, $7 and $5 respectively.

22. RELATED PARTY TRANSACTIONS

Commercial and other relationships between the Company and ST Telemedia

During the years ended December 31, 2008, 2007 and 2006 the Company provided approximately $0.3, $0.3, and $0.2, respectively, of telecommunications services to subsidiaries and affiliates of the Company’s indirect majority shareholder and parent company, ST Telemedia. Also, during the years ended December 31, 2008, 2007 and 2006 the Company received approximately $6.0, $3.4, and $2.0 of co-location services from an affiliate of ST Telemedia. Additionally, during the years ended December 31, 2008, 2007 and 2006, the Company accrued dividends of $3.6, $3.6 and $3.6, respectively, related to preferred stock held by affiliates of ST Telemedia. Further, for the years ended December 31, 2008, 2007 and 2006, the Company accrued interest of nil, $26.0 and $31.5, respectively, related to the Mandatorily Convertible Notes held by affiliates of ST Telemedia.

As of December 31, 2008 and 2007, the Company had approximately $19.1 and $15.0, respectively, due to ST Telemedia and its subsidiaries and affiliates, and no amounts due from ST Telemedia and its subsidiaries and affiliates. The amounts due to ST Telemedia and its subsidiaries and affiliates at December 31, 2008 and 2007 primarily relate to dividends accrued on the GCL Preferred Stock, and are included in “other deferred liabilities” in the accompanying condensed consolidated balance sheets. During the year ended December 31, 2007 ST Telemedia converted the Mandatorily Convertible Notes into 16.58 million shares of common stock (see Note 12). During the years ended December 31, 2008, 2007 and 2006, nil, $6.4, and $12.5 of accrued interest related to the Mandatorily Convertible Notes was converted to additional Mandatorily Convertible Notes.

On May 30, 2006, a wholly-owned subsidiary of ST Telemedia purchased 6,226,145 shares of common stock as part of the Company’s public offering of common stock.

During 2006, the Company reimbursed ST Telemedia for an immaterial amount of out-of-pocket expenses incurred by ST Telemedia representing legal fees incurred in connection with waivers granted by ST Telemedia at the request of the Company of certain covenants in the indenture governing the Mandatorily Convertible Notes.

Commercial relationships between the Company and the Slim Family

According to filings made with the SEC, Carlos Slim Helu and members of his family (collectively, the “Slim Family”), together with entities controlled by the Slim Family, held greater than 10% of the Company’s common stock prior to May 2, 2006. Accordingly, the members of the Slim Family may therefore be considered related parties of the Company prior to that date. During the four months ended April 30, 2006, the Company engaged in various commercial transactions in the ordinary course of business with telecommunications companies controlled by or subject to significant influence from the Slim Family (“Slim-Related Entities”). Specifically telecommunications services provided to Slim-Related Entities during the four months ended April 30, 2006 was approximately $5.5. Purchases of access-related services from Slim-Related Entities was approximately $2.5 for the four months ended April 30, 2006.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

Settlement with Asia Global Crossing Bankruptcy Trustee

In November 2004, the bankruptcy trustee for Asia Global Crossing Ltd, a former majority-owned subsidiary of the Company now in liquidation under Chapter 7 of the U.S. Bankruptcy Code (“AGC”), filed a lawsuit against a number of former directors and officers of AGC, including the chief executive officer and certain other senior officers of the Company (collectively, the “Company Parties”). The lawsuit alleged, among other things, breaches of fiduciary duty and duty of loyalty, preferential transfers, and fraudulent conveyances, in each case arising prior to the AGC bankruptcy filing in November 2002. The Company was not named as a defendant in the lawsuit. To avoid adverse consequences to the Company that might result from protracted litigation of the matter, the Company entered into a stipulation of settlement on November 30, 2005 with (among others) the AGC bankruptcy trustee and agreed to contribute $4 to a larger settlement fund. The stipulation was approved by Judge Lynch of the U.S. District Court for the Southern District of New York on March 23, 2006. Under the terms of the settlement, the Company contributed $2 to the settlement fund in June 2006 and the remaining $2 in January 2007.

23. SEGMENT REPORTING

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS No. 131”) defines operating segments as components of an enterprise for which separate financial information is available and which is evaluated regularly by the Company’s chief operating decision makers (“CODMs”) in deciding how to assess performance and allocate resources. As a result of the Impsat acquisition (see Note 4) and the establishment of a business unit management structure, the Company’s CODMs assess performance and allocate resources based on three separate operating segments which management operates and manages as strategic business units: (i) the GCUK Segment; (ii) the GC Impsat Segment; and (iii) the ROW Segment.

The GCUK Segment is a provider of managed network communications services providing a wide range of telecommunications services, including data, IP and voice services to government and other public sector organizations, major corporations and other communications companies in the United Kingdom (“UK”). GC Impsat is a provider of telecommunications services including IP, voice, data center and information technology services to corporate and government clients in Latin America. The ROW Segment represents all the operations of Global Crossing Limited and its subsidiaries excluding the GCUK and GC Impsat segments and comprises operations primarily in North America, with smaller operations in Europe, Asia and Latin America, serving many of the world’s largest corporations and many other telecommunications carriers with a full range of managed telecommunications services including data, IP and voice products. The services provided by the Company’s segments support a migration path to a fully converged IP environment.

During 2008, the Company transferred its legacy Brazilian and Chilean operations from the ROW Segment to the GC Impsat Segment. As these transfers were between entities under common control, the Company has retroactively restated the GC Impsat Segment results to include the results of the Brazilian and Chilean operations and removed the results of the Brazilian and Chilean operations from the ROW Segment for all applicable periods presented. The Company anticipates transferring its Argentine operations from the ROW Segment to the GC Impsat Segment during 2009 in a continuing effort to streamline its operations.

The CODMs have measured and evaluated the Company’s reportable segments based on Adjusted Cash EBITDA. Adjusted Cash EBITDA, as defined by the Company, is earnings before non-cash stock compensation, depreciation and amortization, interest income, interest expense, other income (expense), net, net gain on pre-confirmation contingencies, provision for income taxes and preferred stock dividends.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

Management believes that Adjusted Cash EBITDA has been an important part of the Company’s internal reporting and is a key measure used by management to evaluate profitability and operating performance of the Company and to make resource allocation decisions. Management believes such measure is especially important in a capital-intensive industry such as telecommunications. However, there may be important differences between the Company’s Adjusted Cash EBITDA measure and similar performance measures used by other companies. Additionally, this financial measure does not include certain significant items such as non-cash stock compensation, depreciation and amortization, interest income, interest expense, other income (expense) net, net gain on pre-confirmation contingencies, provision for income taxes and preferred stock dividends. Adjusted Cash EBITDA should not be considered a substitute for net income, operating income, operating cash flows or other measures of financial performance.

In 2009, the Company’s CODMs will begin to assess performance and allocate resources based on operating income before depreciation and amortization (“OIBDA”). OIBDA differs from Adjusted Cash EBITDA in that OIBDA includes non-cash stock compensation. As the Company expects to reduce its reliance on non-cash stock compensation over time, in particular for the annual incentive plan, the Company believes this change is appropriate and allows cash or stock to be used to fund the bonus program without impacting the measure.

Segment information

The following tables provide operating financial information for the Company’s three reportable segments and a reconciliation of segment results to consolidated results. Prior period amounts are revised to reflect the change in reportable segments as discussed above.

	Year ended December 31,
	2008	2007 (as restated)	2006 (as restated)
Revenues from external customers
GCUK	$599	$582	$450
GC Impsat	468	266	22
ROW	1,525	1,413	1,399

Total consolidated	$2,592	$2,261	$1,871

Intersegment revenues
GCUK	$—	$—	$—
GC Impsat	7	3	—
ROW	11	9	1

Total	$18	$12	$1

Total segment operating revenues
GCUK	$599	$582	$450
GC Impsat	475	269	22
ROW	1,536	1,422	1,400
Less: intersegment revenues	(18)	(12)	(1)

Total consolidated	$2,592	$2,261	$1,871

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

	Year ended December 31,
	2008	2007 (as restated)	2006 (as restated)
Adjusted Cash EBITDA
GCUK	$140	$147	$93
GC Impsat	143	63	(1)
ROW	45	(36)	(117)

Total consolidated	$328	$174	$(25)

A reconciliation of Adjusted Cash EBITDA to Income (Loss) Applicable to Common Shareholders follows:

	Year ended December 31, 2008 (as adjusted)
	GCUK	GC Impsat	ROW	Eliminations	Total Consolidated
Adjusted Cash EBITDA	$140	$143	$45	$—	$328
Non-cash stock compensation	(6)	(5)	(44)	—	(55)
Depreciation and amortization	(84)	(81)	(161)	—	(326)
Interest income	8	3	6	(7)	10
Interest expense	(65)	(35)	(83)	7	(176)
Other income (expense), net	(57)	(20)	51	—	(26)
Net gain on pre-confirmation contingencies	—	4	6	—	10
Provision for income taxes	(1)	(17)	(31)	—	(49)
Preferred stock dividends	—	—	(4)	—	(4)

Loss applicable to common shareholders	$(65)	$(8)	$(215)	$—	$(288)

	Year ended December 31, 2007 (as adjusted)
	GCUK	GC Impsat	ROW	Eliminations	Total Consolidated
Adjusted Cash EBITDA	$147	$63	$(36)	$—	$174
Non-cash stock compensation	(5)	(2)	(44)	—	(51)
Depreciation and amortization	(84)	(44)	(136)	—	(264)
Interest income	10	4	15	(8)	21
Interest expense	(70)	(26)	(89)	8	(177)
Other income (expense), net	2	—	13	—	15
Net gain on pre-confirmation contingencies	—	—	33	—	33
Provision for income taxes	(11)	(10)	(42)	—	(63)
Preferred stock dividends	—	—	(4)	—	(4)

Loss applicable to common shareholders	$(11)	$(15)	$(290)	$—	$(316)

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

	Year ended December 31, 2006 (as adjusted)
	GCUK	GC Impsat	ROW	Eliminations	Total Consolidated
Adjusted Cash EBITDA	$93	$(1)	$(117)	$—	$(25)
Non-cash stock compensation	(1)	—	(23)	—	(24)
Depreciation and amortization	(50)	(3)	(110)	—	(163)
Interest income	7	—	16	(6)	17
Interest expense	(55)	—	(61)	6	(110)
Other income (expense), net	41	(1)	(28)	—	12
Net gain on pre-confirmation contingencies	—	—	32	—	32
Provision for income taxes	(23)	(1)	(43)	—	(67)
Preferred stock dividends	—	—	(3)	—	(3)

Income (loss) applicable to common shareholders	$12	$(6)	$(337)	$—	$(331)

	December 31, 2008	December 31, 2007
	(as adjusted)	(as adjusted)
Total Assets
GCUK	$656	$847
GC Impsat	693	711
ROW	1,369	1,385

Total segments	2,718	2,943
Less: Intercompany loans and receivables	(369)	(277)

Total consolidated assets	$2,349	$2,666

	December 31, 2008	December 31, 2007 (as restated)
Purchases of Property and Equipment
GCUK	$42	$76
GC Impsat	56	39
ROW	94	99

Total consolidated capital expenditures	$192	$214

	December 31, 2008	December 31, 2007 (as restated)
Unrestricted Cash
GCUK	$52	$47
GC Impsat	92	77
ROW	216	273

Total consolidated unrestricted cash	$360	$397

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

	December 31, 2008	December 31, 2007
Restricted Cash
GCUK	$—	$1
GC Impsat	—	23
ROW	18	29

Total consolidated restricted cash	$18	$53

Eliminations include intersegment eliminations and other reconciling items.

The Company accounts for intersegment sales of products and services and asset transfers at current market prices.

Geographic Information

Company information provided on geographic sales is based on the order location of the customer. Long- lived assets are based on the physical location of the assets. The following table presents revenue and long-lived asset information for geographic areas:

	Year Ended December 31,
	2008	2007	2006
Revenue(1):
United States	$1,305	$1,205	$1,215
United Kingdom	714	678	550
Other countries	573	378	106

Consolidated Worldwide	$2,592	$2,261	$1,871

	Year ended December 31,
	2008	2007	2006
Revenue:
Data Services	$1,542	$1,234	$756
Voice Services	892	891	985
Collaboration Services	158	136	130

Consolidated Worldwide	$2,592	$2,261	$1,871

	December 31,
	2008	2007
Long-lived assets:
United States	$394	$385
United Kingdom	280	385
International waters	131	150
Other countries	495	547
Other(2)	172	193

Consolidated Worldwide	$1,472	$1,660

(1)	There were no individual customers for the years ended December 31, 2008, 2007 and 2006 that accounted for more than 10% of consolidated revenue.
(2)	Long-lived assets include property and equipment and intangible assets.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

24. SUPPLEMENTAL CASH FLOW INFORMATION

	Year Ended December 31,
	2008	2007	2006
SUPPLEMENTAL INFORMATION ON NON-CASH INVESTING ACTIVITIES:
Fair value of assets acquired	$—	$521	$178
Less liabilities assumed	—	390	68
Net assets acquired	—	131	110
Less cash acquired	—	28	18
Less non-cash goodwill associated with settlement of pre-existing relationship	—	27	13

Buisness acquisition, net of cash acquired	$—	$76	$79

SUPPLEMENTAL INFORMATION ON NON-CASH FINANCING ACTIVITIES:
Capital lease and debt obligations incurred	$48	$86	$72

Conversion to equity of debt, accrued interest and consent fees	$—	$329	$—

Accrued interest converted to Mandatorily Convertible Notes	$—	$6	$13

During the year ended December 31, 2007, STT Crossing Ltd. converted the Mandatorily Convertible Notes into approximately 16.58 million shares of common stock (see Note 12).

	Year Ended December 31,
	2008	2007	2006
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Changes in operating working capital:
Accounts receivable	$(25)	$(51)	$(71)
Prepaid costs and other current assets	(52)	(32)	(5)
Accounts payable and accrued cost of access	49	(40)	107
Deferred revenue—current	(5)	22	30
Restructuring costs—current	(5)	(15)	(33)
Other current liabilities	6	63	7

	$(32)	$(53)	$35

Cash paid for interest and income taxes:
Cash paid for interest	$138	$116	$66

Cash paid for income taxes	$13	$7	$4

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

25. QUARTERLY FINANCIAL DATA (UNAUDITED)

The following tables present the unaudited quarterly results for the years ended December 31, 2008 and 2007.

	2008 Quarter Ended (as adjusted)
	March 31	June 30	September 30	December 31
Revenue	$630	$653	$667	$642
Cost of access	(299)	(306)	(310)	(296)
Real estate, network and operation	(104)	(107)	(109)	(86)
Third party maintenance	(27)	(28)	(28)	(24)
Cost of equipment sales	(23)	(23)	(25)	(23)

Total cost of revenue	(453)	(464)	(472)	(429)
Selling, general and administrative	(132)	(133)	(125)	(111)
Depreciation and amortization	(76)	(84)	(84)	(82)

Operating income (loss)	(31)	(28)	(14)	20
Net loss	(71)	(89)	(72)	(52)
Loss applicable to common shareholders	(72)	(90)	(73)	(53)
Loss per share:
Loss applicable to common shareholders per common share, basic and diluted	$(1.32)	$(1.62)	$(1.30)	$(0.94)

Shares used in computing basic and diluted loss per share	54,718,587	55,675,011	56,176,273	56,488,594

	2007 Quarter Ended (as adjusted)
	March 31	June 30[1]	September 30	December 31
Revenue	$504	$547	$594	$616
Cost of access	(284)	(281)	(288)	(293)
Real estate, network and operation	(88)	(101)	(103)	(93)
Third party maintenance	(24)	(25)	(26)	(28)
Cost of equipment sales	(25)	(23)	(18)	(22)

Total cost of revenue	(421)	(430)	(435)	(436)
Selling, general and administrative[2,3]	(106)	(128)	(98)	(84)
Depreciation and amortization	(50)	(63)	(73)	(78)

Operating income (loss)	(73)	(74)	(12)	18
Net income (loss)[4]	(122)	(101)	(90)	1
Loss applicable to common shareholders	(123)	(102)	(91)	—
Loss per share:
Loss applicable to common shareholders per common share, basic and diluted	$(3.35)	$(2.76)	$(2.19)	$—

Shares used in computing basic and diluted loss per share	36,697,343	36,930,841	41,515,404	54,518,349

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

[1]

During the second quarter of 2007, the Company purchased Impsat and consolidated its results from May 9, 2007 to December 31, 2007. As a result of the purchase, the Company recorded a $27 non-cash, non-taxable gain from the deemed settlement of pre-existing arrangements.

[2]

During the second quarter of 2007, the Company announced a restructuring plan resulting in involuntary work force reductions of approximately 220 positions. The total one-time severance and other post-termination benefits including employer burden related to the positions being eliminated was approximately $12.

[3]

During the second and fourth quarters of 2007, the Company decreased its restructuring facilities reserve for facility closings by $2 and $31, respectively, related to changes in the use of restructured facilities from idle assets to productive assets. During the third quarter of 2007, the Company decreased its restructuring facilities reserve for facility closings by $10 related to the settlement and termination of existing real estate lease agreements for technical facilities.

[4]

During the third quarter of 2007, STT Crossing Ltd. converted $250 of Mandatorily Convertible Notes into approximately 16.58 million shares of common stock. The Company recorded a $30 inducement fee related to the early conversion of STT debt to equity in other income (expense), net. During the fourth quarter of 2007, the Company released a contingent liability and interest accrued on that liability as a result of a tax court dismissing the claim and recorded a $27 net gain on settlement of pre-confirmation contingencies and $8 reduction in interest expense.

The sum of the quarterly net loss per share amounts may not equal the full-year amount since the computations of the weighted average number of shares outstanding for each quarter and the full year are made independently.

26. SUBSEQUENT EVENT

2008 Annual Bonus Share Grant

Effective February 12, 2009, the Company granted approximately, 4.7 million shares of restricted stock units to its employees in connection with the 2008 Annual Bonus Program (see Note 18). The restricted stock units vest no later than April 9, 2009 and upon vesting approximately 1.6 million shares will be withheld to cover tax withholding obligations resulting in 3.1 million shares being distributed.

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

(in millions)

	Column A	Column B	Column C	Column D	Column E
	Balance at beginning of period	Additions		Deductions	Balance at end of period
		Charged to costs and expenses	Charged to other accounts
2008
Reserve for uncollectible accounts and sales credits	$52	$27	$3	$(24)	$58
Restructuring reserves	37	3	4	(17)	27
Deferred tax valuation allowance	2,663	—	—	(369)	2,294
2007
Reserve for uncollectible accounts and sales credits	$43	$29	$8	$(28)	$52
Restructuring reserves	91	(30)	16	(40)	37
Deferred tax valuation allowance	2,532	9	122	—	2,663
2006
Reserve for uncollectible accounts and sales credits	$49	$28	$7	$(41)	$43
Restructuring reserves	120	(4)	15	(40)	91
Deferred tax valuation allowance	2,368	(21)	185	—	2,532